UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2022 ANNUAL MEETING OF UNITHOLDERS

Date and Time:	April 28, 2022 at 11:00 a.m. Central Time

Place:	In light of the ongoing public health concerns regarding the coronavirus pandemic and to support the health and well-being of our unitholders and other stakeholders, our 2022 Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/NS2022. You will not be able to attend the 2022 Annual Meeting in person.

Participation:	Please see "Questions and Answers about the 2022 Annual Meeting" on page 2 for more information about attending our 2022 Annual Meeting, voting your units and submitting questions during our 2022 Annual Meeting.

Agenda:	(1)	To elect three Group I directors to serve until the 2025 Annual Meeting or until their successors are elected and have been qualified;
	(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022;
	(3)	To approve an advisory resolution on executive compensation; and
	(4)	To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

Record Date:	Only holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units as of the close of business on March 1, 2022 are entitled to vote at our 2022 Annual Meeting.

Voting:	YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2022 Annual Meeting, please submit your proxy with voting instructions as soon as possible.
	●	If you are a unitholder of record, you may submit your proxy over the Internet, by phone or by mail as described on the proxy card.
	●	If you hold your units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your units are voted.

Submitting your proxy will not prevent you from attending our 2022 Annual Meeting and voting during our 2022 Annual Meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. Accordingly, on or about March 17, 2022, we are sending holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2021 over the Internet and how to submit a proxy online (www.proxyvote.com). We believe that this process helps expedite unitholder receipt of proxy materials, lowers the cost of our annual meeting and conserves natural resources. The notice also contains instructions on how to request a paper copy of our proxy materials.

By order of the Board of Directors,
Michelle S. Miller
Vice President, Assistant General Counsel and Corporate Secretary

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

March 10, 2022

i

ii

NUSTAR ENERGY L.P.
PROXY STATEMENT
2022 ANNUAL MEETING OF UNITHOLDERS
April 28, 2022

INFORMATION ABOUT NUSTAR ENERGY L.P.

NuStar Energy L.P. (NYSE: NS) is a Delaware limited partnership engaged in the transportation, terminalling and storage of petroleum products and renewable fuels and the transportation of anhydrous ammonia. As of December 31, 2021, our assets included approximately 10,000 miles of pipeline and 64 terminal and storage facilities that provide approximately 57 million barrels of storage capacity, with operations in the United States, Canada and Mexico. Unless otherwise indicated, the terms "NuStar Energy," "we," "our" and "us" are used in this proxy statement to refer to NuStar Energy L.P., one or more of our subsidiaries or all of them taken as a whole.

We are proud of our record of responsible operations and of the resilience and strength our business has shown, across economic cycles and across our asset footprint.

For 2021, our strategic priorities have been:
•reducing our debt;
•funding our business from internally generated cash flows; and
•promoting our commitment to environmental, social and governance (ESG) excellence.

In December 2020, we sold two terminals in Texas City, Texas for $106 million, and, in October 2021, we sold nine U.S. terminal and storage facilities for $250 million. We used the proceeds from the sale of these non-core assets to reduce our debt, which has also improved our debt metrics. In addition, during 2021, we generated solid results and funded all of our expenses, distribution requirements and capital expenditures from internally generated cash flows.

We also reached significant milestones during 2021 to promote our ESG excellence, including:
•launching our sustainability webpage;
•posting our sustainability investor presentation; and
•issuing our inaugural Sustainability Report.

As further described in "Compensation Discussion and Analysis—2021 Performance," we are proud of our performance during 2021. We have continued to ensure safe operations and maintain a safe work environment for our employees while managing our operations with fiscal discipline in a challenging environment. We have strong assets in key strategic locations, and we plan to continue building on our strong foundation to best position NuStar Energy for the future by continuing to optimize our business to increase cash flow and enhance our financial resilience and strength and build sustainable value for our unitholders.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING
Q1:    Why am I receiving these materials?
A:    We are sending the Notice of Internet Availability of Proxy Materials (Notice) to holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units on or about March 17, 2022. On this date, you will have the ability to access all of our proxy materials on the website provided in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, if desired.
We are providing these materials in connection with the solicitation by the Board of Directors (the Board) of NuStar GP, LLC, the general partner of our general partner, of proxies to be voted at our 2022 Annual Meeting of Unitholders (the 2022 Annual Meeting) and any adjournments or postponements thereof. We will hold our 2022 Annual Meeting on April 28, 2022 at 11:00 a.m. Central Time via live webcast at www.virtualshareholdermeeting.com/NS2022.
Q2:    Who is soliciting my proxy?
A:    Our Board is sending you these materials in connection with its solicitation of proxies for use at our 2022 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (our proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.
Q3:    Who is entitled to attend and vote at the 2022 Annual Meeting?
A:    Holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units (voting on an as-converted basis) (collectively, our Voting Units) at the close of business on March 1, 2022 (our Unitholders) are entitled to attend and vote on the matters presented at the 2022 Annual Meeting. Our Unitholders will vote together as a single class and are entitled to one vote for each common unit and/or Series D preferred unit held on the March 1, 2022 record date. On March 1, 2022, 110,288,654 common units were outstanding and 23,246,650 Series D preferred units were outstanding.
Q4: How do I participate in the virtual 2022 Annual Meeting?
A:    In light of public health concerns regarding the ongoing coronavirus pandemic and to support the health and well-being of our unitholders and other stakeholders, our 2022 Annual Meeting will be held via live webcast. You will be able to attend the 2022 Annual Meeting, vote your units and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NS2022 and entering your 16-digit control number found on your proxy card, voting instruction form or the notice you received related to our 2022 Annual Meeting.
Questions may be submitted during our 2022 Annual Meeting through www.virtualshareholdermeeting.com/NS2022. Your questions must be confined to matters properly presented at and relevant to our 2022 Annual Meeting.
Our 2022 Annual Meeting will begin at 11:00 a.m. Central Time. We encourage you to access our 2022 Annual Meeting before it begins. Online check-in will start approximately fifteen minutes before the start of the meeting on April 28, 2022. If you have difficulty accessing the meeting, please call the technical support number that will be posted on the virtual meeting login page at www.virtualshareholdermeeting.com/NS2022. Technicians will be available to assist you.
Other interested parties may listen to our 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/NS2022 and logging in as a guest. Guests will be able to hear the 2022 Annual Meeting but will not be able to vote or ask a question during the meeting.

Q5:    What constitutes a quorum to conduct business at the 2022 Annual Meeting?
A:    Unitholders representing a majority of the Voting Units, voting together as a single class, present in person or by properly submitted proxy, will constitute a quorum.
Your units will be counted as present at the 2022 Annual Meeting if:
•you are present in person (including virtually) at the meeting; or
•you have submitted a proxy over the Internet, by phone or by mail.
Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.
Q6:    If my units are held in street name by my broker or other nominee, will my broker or other nominee vote my units?
A:    If you own units through a broker or other nominee, then your units are held in that broker's or nominee's name and you are considered the beneficial owner of units held in street name.
If a broker does not receive specific voting instructions from the beneficial owner, New York Stock Exchange (NYSE) rules govern whether or not the broker is permitted to vote on the beneficial owner's behalf. The NYSE has designated certain categories of proposals as "routine," and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a "broker non-vote" for such proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum. If a proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, represented in person or by proxy and entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.
The election of three Group I directors (Proposal No. 1) and the approval of the advisory resolution on executive compensation (Proposal No. 3) are considered non-routine under applicable NYSE rules. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 2) is a matter considered routine under applicable NYSE rules.

Q7: How do I vote my units?
A:    You may submit your proxy over the Internet, by phone or by mail. If you submit your proxy over the Internet, by phone or by returning a signed proxy card by mail, your units will be voted as you indicate. If you sign your proxy card without indicating your vote, your units will be voted in accordance with the recommendations of our Board.
To vote your units electronically during our virtual 2022 Annual Meeting, you will need your 16-digit control number found on your proxy card, voting instruction form or the notice you received related to our 2022 Annual Meeting.

Q8:    What vote is required for each proposal and what is the recommendation of the Board?
A:    The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2022 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by our Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal

Proposal No. 2: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of KPMG LLP for 2022	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Voted at broker's discretion; broker non-votes are not expected but Voting Units not voted have the same effect as a vote against this proposal

Proposal No. 3: Advisory Resolution on Executive Compensation (1)	FOR approval of the advisory resolution on executive compensation	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Same effect as a vote against this proposal
(1) As an advisory vote, the results of the vote on the advisory resolution on executive compensation are not binding on NuStar Energy, the Compensation Committee or the Board, whether or not the proposal passes under the standards described above.

Q9:    Can I change my vote after I have voted by proxy?
A:    You may revoke a proxy at any time before voting is closed at the 2022 Annual Meeting by:
•submitting a written revocation to our Corporate Secretary at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 27, 2022);
•submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on April 27, 2022);
•submitting your valid proxy over the Internet or by phone by 11:59 p.m. Eastern Time on April 27, 2022; or
•voting during the 2022 Annual Meeting, as described in Q7 above.
If instructions to the contrary are not given, your units will be voted as indicated on the proxy and your presence without voting during the 2022 Annual Meeting will not revoke your proxy.
Q10: What should I do if I receive more than one set of voting materials for the 2022 Annual Meeting?
A:    You may receive more than one set of voting materials for the 2022 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold units in more than one brokerage account, you will receive voting materials for each account; further, if you hold units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.

Q11: Who is paying the expense of soliciting proxies?
A:    We pay the cost of soliciting proxies and holding our 2022 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for an initial fee of $8,500, plus an additional fee for each unitholder they contact, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our units, and we will reimburse them for any reasonable expenses that they incur.
Q12: Who do I contact if I have further questions about voting or the 2022 Annual Meeting?
A:    You may contact our Corporate Secretarial/Investor Relations Department at 210-918-INVR (4687) or Morrow Sodali LLC at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Unitholders, please call toll free: 1-800-662-5200
Banks and brokerage firms, please call 1-203-658-9400
Email: NS.info@morrowsodali.com

CORPORATE GOVERNANCE
Board Leadership and Governance
The directors and officers of NuStar GP, LLC, the general partner of our general partner, Riverwalk Logistics, L.P., perform all of our management functions, and we do not have directors or officers. However, for simplicity's sake, in this proxy statement, we refer to the directors of NuStar GP, LLC as our directors or our Board, and we refer to the officers of NuStar GP, LLC as our officers.
Board Structure
Our business is managed under the direction of our Board. Our Board is led by its Chairman, William E. Greehey. As illustrated in the table under "Board Refreshment and Composition" below, 80% of our directors meet the independence requirements of the NYSE listing standards, with the Chairman of our Board and our Chief Executive Officer being the only two members of our Board who are not independent directors. Although the Board believes that separating the roles of Chairman and Chief Executive Officer is appropriate in the current circumstances in light of Mr. Greehey's extensive knowledge and experience regarding our operations and our industry, our Corporate Governance Guidelines do not establish this approach as a policy. The Board also has appointed Dan J. Hill as its independent, presiding director to serve as a point of contact for unitholders wishing to communicate with the Board, lead executive sessions of the non-management directors and ensure independent oversight.
Our Board conducts its business through meetings of the Board and its committees. The Board has standing Audit, Compensation and Nominating/Governance & Conflicts Committees, each of which is composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each committee has a written charter, which is available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com.
We have an active and engaged Board. Each incumbent member of our Board attended at least 93% of the meetings of the Board and his or her committees during 2021, with our incumbent directors attending an average of 99.3% of such meetings during 2021. All of our Board members serving at the time attended our 2021 Annual Meeting, and all of our current Board members are invited to attend our 2022 Annual Meeting.
Board Refreshment and Composition
On August 31, 2021, our Board appointed Ed A. Grier and Martin Salinas, Jr. as new members of our Board. Their skills and experiences further enhance our Board's expertise and diversity. On October 27, 2021, James F. Clingman, Jr. retired from our Board, with the Board expressing its gratitude for his years of service. The table below lists the current members and chair of our Board and each standing committee of our Board, the director selected to serve as the independent, presiding director of the Board, the independence and audit committee financial expertise determinations made by our Board with respect to each director, and the number of Board and committee meetings held during 2021. For further information regarding the qualifications, skills and attributes of our Board members, see "Proposal No.1—Election of Directors" below.

Name	Independent (I) and SEC Audit Committee Financial Expert (FE)	Board of Directors	Audit Committee	Compensation Committee	Nominating/Governance & Conflicts Committee
William E. Greehey		Chair
Bradley C. Barron		✓
J. Dan Bates	I, FE	✓	Chair	✓
Jelynne LeBlanc Burley	I	✓			✓
William B. Burnett	I	✓	✓
Ed A. Grier	I	✓			✓
Dan J. Hill	I	Presiding	✓	Chair
Robert J. Munch	I	✓	✓
W. Grady Rosier	I	✓		✓	Chair
Martin Salinas, Jr.	I	✓	✓

Number of 2021 Meetings		6	8	4	1

Director Independence
Independent Directors
Our Board includes one member of management, Bradley C. Barron, our President and Chief Executive Officer, and nine non-management directors. As a limited partnership, NuStar Energy is not required to have a majority of independent directors. However, as illustrated in the table above, the Board has determined that eight of its nine current non-management directors meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual.
The Audit, Compensation and Nominating/Governance & Conflicts Committees of the Board are each composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC). For further information about the committees, see "Committees of the Board" below.

Independence Determinations
No director qualifies as independent under the NYSE's listing standards unless the Board affirmatively determines that the director has no material relationship with NuStar Energy. As provided for under the NYSE's listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. A relationship falls within the guidelines adopted by the Board if it:
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by NuStar Energy to an organization for which a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years;
•consists of charitable contributions by NuStar Energy to any organization with which a director, or any member of a director's immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar Energy and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and
•is not required to be disclosed in this proxy statement.

Annually, we request information from each director concerning their background, employment and affiliations (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships). Each year, the Board considers the information provided, including information regarding any potential relationships with NuStar Energy. This year, the Board determined that, other than being a member of our Board, a unitholder of NuStar Energy and, if applicable prior to the July 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy (the Merger), a member of the board of directors and a unitholder of NuStar GP Holdings, LLC, each of the independent directors named above has either no relationship with NuStar Energy, either directly or as a partner, equityholder or officer of an organization that has a relationship with NuStar Energy, or has only immaterial relationships with NuStar Energy, such as serving as a director or trustee of a charitable organization that receives donations from NuStar Energy and its employees or a director of a vendor of NuStar Energy. Therefore, the Board determined that the independent directors named above are independent under the NYSE's listing standards.
Our Corporate Governance Guidelines contain the director qualification standards, including the guidelines listed above, and are available under the Corporate Governance tab in the Investors section of our website at www.nustarenergy.com or are available in print upon request to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Committees of the Board
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our registered public accounting firm (our independent auditors) and our internal audit function, the adequacy of our internal controls over financial reporting and the reliability of financial information reported to the public. The Audit Committee has sole authority as to the retention, evaluation, compensation and oversight of the work of our independent auditors, who report directly to the Audit Committee. The Audit Committee reviews our internal audit plan and all significant internal audit reports. The Audit Committee also monitors financial risk exposures, risk assessment and risk management policies, as well as our compliance with legal and regulatory requirements.
Compensation Committee
As a limited partnership, we are not required by NYSE rules to have a compensation committee. However, our Board has established a Compensation Committee to review and report to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. As described in "Compensation Discussion and Analysis" below, the Compensation Committee approves the compensation for our executive officers and approves and administers NuStar Energy’s equity compensation plans, incentive bonus plan and all performance measures established for awards under those plans. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation.
Nominating/Governance & Conflicts Committee
As a limited partnership, we are not required by NYSE rules to have a nominating committee. However, our Board created a Nominating/Governance & Conflicts Committee to identify candidates for membership on the Board, recommend director nominees and oversee our Corporate Governance Guidelines and Board assessment process. Pursuant to our partnership agreement and our policy governing related party transactions, the Nominating/Governance & Conflicts Committee also reviews and resolves certain potential conflicts of interest. See "Certain Relationships and Related Party Transactions" below.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks. Mr. Hill (Chairman), Mr. Bates and Mr. Rosier serve as the members of our Compensation Committee. Prior to his retirement from our Board on October 27, 2021, Mr. Clingman served as a member of our Compensation Committee. None of our Compensation Committee members have served as an officer or employee of ours. Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.

Risk Oversight
Although management has the day-to-day responsibility of assessing and managing our risk exposure, the Board and its committees oversee those efforts. The Board interfaces regularly with management and receives periodic reports that include updates on topics such as:

✓	Community investment	✓	Financial performance
✓	Cybersecurity	✓	Health, safety & environmental (HSE) program
✓	Diversity & inclusion	✓	Internal controls
✓	Employee wellness	✓	Legal matters
✓	ESG & sustainability	✓	Operational results
The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. At least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as ESG, sustainability and energy transition. The Board also receives detailed reports from management at least annually regarding specific topics, such as cybersecurity and our HSE performance, with monthly updates provided by our President and Chief Executive Officer regarding a variety of matters, including operational, HSE, financial, legal, governance and cybersecurity matters, as applicable. The Board also continues to receive regular reports regarding the COVID-19 pandemic and its impact on NuStar Energy and its employees.
Although our Board retains direct oversight with respect to certain key topics that are broadly applicable across NuStar Energy's business, such as HSE performance; operational performance; strategic planning; ESG performance, sustainability and energy transition; and cybersecurity, the Board has delegated certain oversight responsibilities to its committees. Each committee of the Board reports to the Board on a regular basis, including as appropriate with respect to each committee's risk oversight activities, as illustrated below.

✓	Integrity of financial statements	✓	Compensation program risks	✓	Corporate governance matters
✓	Accounting & audit oversight	✓	Alignment of compensation with	✓	Director independence
✓	Independent auditor oversight		long-term strategy	✓	Board & committee effectiveness
✓	Internal audit oversight	✓	Financial, operational, ESG &	✓	Director nominations
✓	Annual & quarterly disclosures		HSE performance metrics	✓	Annual Board assessment process
✓	Legal & regulatory compliance	✓	Compensation disclosures	✓	Conflicts of interest
✓	Overall risk assessment &	✓	Executive succession planning
management process
We believe that our Board's role in risk oversight is consistent with our leadership structure, with our Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure and the Board and its committees providing oversight in connection with those efforts, as illustrated below.

Governance Documents and Codes of Ethics
We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code.
We also have adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our officers. Our Code of Business Conduct and Ethics emphasizes NuStar Energy's guiding principles, compliance with applicable laws, rules and regulations and the ethical conduct expected by NuStar Energy, is available in multiple languages and references NuStar Energy's anonymous reporting hotline service administered by a third party, as well as internal resources that are available to discuss any concerns and answer questions regarding the Code of Business Conduct and Ethics and NuStar Energy's policies. Our Code of Business Conduct and Ethics covers topics such as business and financial records, nonpublic information, insider trading, privacy, cybersecurity, conflicts of interest, health and safety, discrimination, harassment, retaliation, acting with integrity and raising concerns. Employees also receive training regarding topics contained in our Code of Business Conduct and Ethics and are asked to attest to their compliance with our Code of Business Conduct and Ethics and various other NuStar Energy policies annually.
We post the following documents on our website at www.nustarenergy.com under the Corporate Governance tab in the Investors section:
•Audit Committee Charter
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Compensation Committee Charter
•Corporate Governance Guidelines
•Nominating/Governance & Conflicts Committee Charter

A printed copy of any of these documents also is available to any unitholder upon request. Requests for documents must be in writing and directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Director Candidates
Evaluation of Director Candidates
We strive to maintain an appropriate balance of skills, experiences, diversity and tenure among our Board members. The Nominating/Governance & Conflicts Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:
•independence of thought and judgment;
•the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee's service on other public company boards; and
•skills and expertise complementary to the existing Board members' skills; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs or other relevant expertise.
The Nominating/Governance & Conflicts Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate's ability to contribute to the collaborative culture among Board members. In accordance with our Corporate Governance Guidelines, individuals are considered for membership on the Board based on their character, judgment, integrity, diversity, age, skills (including financial literacy), independence and experience in the context of the overall needs of the Board. Nominees are also selected based on their knowledge about our industry and their respective experience leading or advising large companies. We require that our directors have the ability to exercise good judgment, think critically and work collegially. The Nominating/Governance & Conflicts Committee strives to find the best possible candidates to represent the interests of our company and its unitholders. As part of its self-assessment process, the Nominating/Governance & Conflicts Committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding director and whether the Board has the appropriate range of talents, expertise and backgrounds. Based on this evaluation, the Nominating/Governance & Conflicts Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by phone. After completing this evaluation and interview process, the Nominating/Governance & Conflicts Committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval. As described above under "Board Leadership and Governance—Board Refreshment and Composition," on August 31, 2021, our Board appointed Ed A. Grier and Martin Salinas, Jr. as new members of our Board.
Selection of Director Nominees
The Nominating/Governance & Conflicts Committee solicits recommendations for potential Board candidates from a number of sources, as it deems appropriate, including members of the Board, our officers, individuals personally known to the members of the Board and third-party research. In addition, the Nominating/Governance & Conflicts Committee will consider candidates recommended by unitholders. Any recommendations by a unitholder must be submitted in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the recommended candidate's qualifications can be made. Submissions must be directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. The level of consideration that the Nominating/Governance & Conflicts Committee will give to a unitholder's recommended candidate will be commensurate with the quality and quantity of information about the candidate that the recommending unitholder makes available to the Nominating/Governance & Conflicts Committee. The Nominating/Governance & Conflicts Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. In addition, in order to nominate a person for election as a director at an annual unitholder meeting, our partnership agreement requires unitholders to follow certain procedures, including providing timely notice, as described under "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations for the 2023 Annual Meeting" below, and providing the information specified in our partnership agreement.

Communications with the Board of Directors
Unitholders and other interested parties may communicate with the Board, the non-management directors or the independent, presiding director by sending a written communication addressed to "Board of Directors," "Non-Management Directors" or "Presiding Director" in care of our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. In general, any unitholder communication will be distributed in accordance with the unitholder's instructions; however, we reserve the right not to distribute any items that are unrelated to the duties and responsibilities of the Board or materials that are abusive, threatening or otherwise inappropriate. Additional requirements for certain types of communications are stated below under the caption "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations for the 2023 Annual Meeting."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Our Board is divided into three groups for purposes of election. Three Group I directors will be elected at our 2022 Annual Meeting to serve a three-year term that will expire at our 2025 Annual Meeting.

✓	Our Board recommends that you vote "FOR" the nominees.
As described above under "Questions and Answers about the 2022 Annual Meeting," our partnership agreement provides that the nominees for Group I directors will be elected by a plurality of the votes cast by our Unitholders. Votes "withheld" from a nominee will not count against the election of that nominee.
If any nominee is unavailable as a candidate at the time of our 2022 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.
Mr. Bates, Mr. Grier and Mr. Hill are the nominees for election as Group I directors at our 2022 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.
Board Refreshment and Composition
Our directors represent a range of backgrounds and experiences. We believe that the mix of qualifications, skills and attributes of our Board members enhances our Board's effectiveness and is aligned with our long-term strategy. We strive to maintain an appropriate balance of skills, experiences, diversity and tenure. On August 31, 2021, our Board appointed Ed A. Grier and Martin Salinas, Jr. as new members of our Board. As described in their biographical information below, their skills and experiences further enhance our Board's expertise and diversity. Among other attributes, as a group, our Board possesses a wide range of skills and experiences, including with respect to:

✓	Energy, commodities & other regulated industries	✓	Government
✓	Transportation & logistics	✓	Healthcare
✓	Accounting & internal controls	✓	Mental health & wellness
✓	Finance & banking	✓	Technology
✓	Executive service at large private or public companies	✓	Academic research
We do not maintain term limits for directors as we believe that continuity of service can provide stability and valuable insight. Further, varying director tenure helps transition knowledge from longer-serving directors to those newer to our Board. As of the 2022 Annual Meeting, the average age of our incumbent directors is 69, and the average tenure on our Board is nine years.

Nominees for Election as Group I Directors

J. Dan Bates
Biographical Information:
Mr. Bates served as President and Chief Executive Officer of the Southwest Research Institute, a San Antonio, Texas-based independent, non-profit research and development organization, from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. He also currently serves as a director of Signature Science L.L.C. Mr. Bates served as a director of Broadway Bank and Broadway Bankshares, Inc. from 2011 until April 2020. Mr. Bates is a C.P.A. and he served as Chairman or Vice Chairman of the board of directors of the Federal Reserve Bank of Dallas' San Antonio Branch from January 2005 through December 2009.

Age: 77	Qualifications:
Group I Director: Term expires 2025 (if elected)	Mr. Bates' pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, managerial experience and background in science and technology through his years leading the Southwest Research Institute, and the knowledge and experience he has attained through his service as a director of multiple entities, including financial institutions, the San Antonio Branch of the Federal Reserve Bank of Dallas and NuStar GP, LLC.
Director Since: 2006
Committees: Audit (Chair); Compensation

Ed A. Grier
Biographical Information:
Mr. Grier has served as the Dean of the Leavey School of Business at Santa Clara University in California since July 2021. From March 2010 to June 2021, he served as the Dean of the Virginia Commonwealth University (VCU) School of Business. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981, serving as the President of the Disneyland Resort from 2006 until 2010. Mr. Grier held various other senior financial and operational roles during his career with Disney. Mr. Grier has served as a director of Witt/Kiefer (an executive search firm) since 2016 and various Morgan Stanley mutual funds since 2022. Previously, he served as a director of NVR, Inc. from 2013 to 2020 and Sonida Senior Living, Inc. (formerly known as Capital Senior Living Corporation) from 2016 to 2021.

Age: 67	Qualifications:
Group I Director: Term expires 2025 (if elected)
Mr. Grier's pertinent experience, qualifications, attributes and skills include his financial literacy and his innovation and experience managing large, diverse employee populations and major capital projects in leadership positions with the Walt Disney Company, as well as the knowledge and experience he has attained through his leadership of the Leavey and VCU Schools of Business and his service as a director of multiple entities, including Sonida Senior Living, Inc., various Morgan Stanley mutual funds, NVR, Inc. and NuStar GP, LLC.

Director Since: 2021
Committees: Nom./Gov. & Conflicts

Dan J. Hill
Biographical Information:
From February 2001 through May 2004, Mr. Hill served as a consultant to El Paso Corporation. Prior to that, he served as President and Chief Executive Officer of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Age: 81	Qualifications:
Group I Director: Term expires 2025 (if elected)	Mr. Hill's pertinent experience, qualifications, attributes and skills include his breadth of managerial and operational experience in multiple sectors of the oil and gas industry, and the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2004
Committees: Audit; Compensation (Chair); Independent Presiding Director

Other Directors

Bradley C. Barron
Biographical Information:

Mr. Barron has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy Corporation (Valero Energy) from January 2001 to July 2003.

Age: 56	Qualifications:
Group III Director: Term expires 2024
Mr. Barron's pertinent experience, qualifications, attributes and skills include his many years of experience in the refining and logistics industries and the extensive knowledge and experience he has attained through his service as an executive officer and director of NuStar GP, LLC and NuStar GP Holdings LLC.

Director Since: 2014
Committees: None; President and Chief Executive Officer

Jelynne LeBlanc Burley
Biographical Information:

Prior to the Merger, Ms. Burley served as a director of NuStar GP Holdings, LLC from April 2013 until July 2018. She has served as President and Chief Executive Officer of The Center for Health Care Services since May 1, 2017. From August 2013 through February 2016, Ms. Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President - Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President - Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008.

Age: 61	Qualifications:
Group II Director: Term expires 2023
Ms. Burley's pertinent experience, qualifications, attributes and skills include her leadership experience and knowledge gained through her years as an executive at The Center for Health Care Services and CPS Energy, her decades of service with the City of San Antonio, and the knowledge and experience attained through her service as a director and audit committee member of several large non-profit organizations and as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Nom./Gov. & Conflicts

William B. Burnett
Biographical Information:
Prior to the Merger, Mr. Burnett served as a director of NuStar GP Holdings, LLC from August 2006 until July 2018. Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a C.P.A. and, in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service.

Age: 72	Qualifications:
Group III Director: Term expires 2024	Mr. Burnett's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, and his managerial experience through his years at Arthur Andersen LLP and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.
Director Since: 2018
Committees: Audit

William E. Greehey
Biographical Information:
Mr. Greehey became Chairman of our Board in January 2002. Prior to the Merger, he also served as the Chairman of the board of directors of NuStar GP Holdings, LLC since March 2006. Mr. Greehey served as Chairman of the board of directors of Valero Energy from 1979 through January 2007. Mr. Greehey was Chief Executive Officer of Valero Energy from 1979 through December 2005, and President of Valero Energy from 1998 until January 2003.

Age: 85	Qualifications:
Group II Director: Term expires 2023	Mr. Greehey's pertinent experience, qualifications, attributes and skills include his decades of experience in virtually every aspect of the refining and logistics industries, including his extensive years of service as both Chief Executive Officer and Chairman of the board of directors at Valero Energy, and the knowledge and experience he has attained through his service as Chairman of our Board and as Chairman of the board of directors at NuStar GP Holdings, LLC.
Director Since: 2002
Committees: None; Chairman of the Board

Robert J. Munch
Biographical Information:

Mr. Munch served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013 and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank, Ltd., Mr. Munch also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Age: 70	Qualifications:
Group II Director: Term expires 2023
Mr. Munch's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise and the strength of his managerial and investment banking experience attained through his years of service in key roles with multiple financial institutions, as well as the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2016
Committees: Audit

W. Grady Rosier
Biographical Information:
Mr. Rosier served as the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., from February 1995 to August 2020, and previously served McLane Company, Inc. in various other senior management positions since 1984. Mr. Rosier also has served as a director of NVR, Inc. since December 2008. He was formerly a director of Tandy Brands Accessories, Inc. from February 2006 to October 2011, serving as the lead director from October 2009 to October 2010.

Age: 73	Qualifications:
Group III Director: Term expires 2024	Mr. Rosier's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service in senior roles for McLane Company, Inc., and his experience attained through his service on the boards of directors of NVR, Inc. and NuStar GP, LLC.
Director Since: 2013
Committees: Compensation; Nom./Gov. & Conflicts (Chair)

Martin Salinas, Jr.
Biographical Information:
Mr. Salinas served as Chief Executive Officer of Phase 4 Energy Partners from October 2015 to December 2017 and as Chief Financial Officer of Energy Transfer Partners, L.P. from June 2008 through April 2015. He joined Energy Transfer Partners, L.P. in 2004 and served as Controller and Vice President of Finance until being appointed as Chief Financial Officer in 2008. In addition to serving as Chief Financial Officer for Energy Transfer Partners, L.P. Mr. Salinas also served as Sunoco Logistics, L.P.’s Chief Financial Officer and a member of the Board of Directors from October 2012 to April 2015 and as a member of the Board of Directors for Sunoco Partners, L.P. from March 2014 until April 2015. Prior to joining Energy Transfer Partners, L.P., Mr. Salinas worked at KPMG LLP from September 1994 through August 2004, serving audit clients primarily in the oil and gas industry. Mr. Salinas has served as a director of Green Plains Inc. since July 2021. Previously, he served as a director of Green Plains Partners LP from July 2018 to July 2021 and Noble Midstream Partners LP from October 2016 until it was acquired in May 2021.

Age: 50	Qualifications:
Group II Director: Term expires 2023	Mr. Salinas' pertinent experience, qualifications, attributes and skills include his extensive industry experience and financial literacy and expertise, and the knowledge and experience he has attained through his service as a director of multiple entities, including Sunoco Logistics, L.P., Sunoco Partners, L.P., Green Plains Inc., Green Plains Partners LP, Noble Midstream Partners LP and NuStar GP, LLC.
Director Since: 2021
Committees: Audit

For detailed information regarding our directors' respective holdings of our units, compensation and other arrangements, see "Security Ownership—Security Ownership of Management and Directors," "Director Compensation" and "Certain Relationships and Related Party Transactions."

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
We do not have officers. The officers of NuStar GP, LLC, the general partner of our general partner, perform all of our management functions. Officers are appointed annually by the Board. There is no arrangement or understanding between any officer or any other person pursuant to which the officer was or is selected as an officer. In this proxy statement, we refer to the officers of NuStar GP, LLC as our officers.
The table below provides certain information about our executive officers as of March 1, 2022.

Name	Age	Position Held with NuStar GP, LLC
Bradley C. Barron	56	President, Chief Executive Officer and Director
Mary Rose Brown	65	Executive Vice President and Chief Administrative Officer
Daniel S. Oliver	55	Executive Vice President–Business Development and Engineering
Amy L. Perry	53	Executive Vice President–Strategic Development and General Counsel
Thomas R. Shoaf	63	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	52	Senior Vice President and Controller

Bradley C. Barron
Biographical Information:

Mr. Barron has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from March 2006 until his promotion in April 2007. He has been with NuStar GP, LLC since July 2003 and, prior to that, was with Valero Energy from January 2001 to July 2003.

Mary Rose Brown
Biographical Information:

Ms. Brown has served as Executive Vice President and Chief Administrative Officer of NuStar GP, LLC since April 2013. Prior to the Merger, Ms. Brown also served as Executive Vice President and Chief Administrative Officer of NuStar GP Holdings, LLC since April 2013. She served as Executive Vice President–Administration of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President–Administration of NuStar GP, LLC from April 2008 through February 2012. She served as Senior Vice President–Corporate Communications of NuStar GP, LLC from April 2007 through April 2008. Prior to her service to NuStar GP, LLC, Ms. Brown served as Senior Vice President–Corporate Communications for Valero Energy from September 1997 to April 2007.

Daniel S. Oliver
Biographical Information:

Mr. Oliver has served as Executive Vice President–Business Development and Engineering of NuStar GP, LLC since January 2020. Prior thereto, he served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC since May 2014. Prior to the Merger, Mr. Oliver also served as Senior Vice President–Marketing and Business Development of NuStar GP Holdings, LLC since May 2014. Prior thereto, he served as Senior Vice President–Business and Corporate Development of NuStar GP, LLC and NuStar GP Holdings, LLC since March 2011. He served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC and NuStar GP Holdings, LLC from May 2010 to March 2011 and as Vice President–Marketing and Business Development of NuStar GP, LLC from October 2008 until May 2010 and of NuStar GP Holdings, LLC from December 2009 until May 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President–Product Supply & Distribution for Valero Energy from May 1997 to July 2007.

Amy L. Perry
Biographical Information:
Ms. Perry has served as Executive Vice President–Strategic Development and General Counsel of NuStar GP, LLC since July 2019. She also served as Corporate Secretary of NuStar GP, LLC from July 2019 until February 2020. From July 2018 to July 2019, Ms. Perry served as Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary of NuStar GP, LLC. She served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP, LLC from January 2014 until her promotion in July 2018. Prior to the Merger, Ms. Perry also served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP Holdings, LLC since January 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP, LLC and as Corporate Secretary of NuStar GP Holdings, LLC from February 2010 until her promotion in January 2014. From June 2005 to February 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC and, from March 2006 to February 2010, Assistant Secretary of NuStar GP Holdings, LLC. Prior to her service at NuStar GP, LLC, Ms. Perry served as Counsel for Valero Energy.

Thomas R. Shoaf
Biographical Information:

Mr. Shoaf has served as Executive Vice President and Chief Financial Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Shoaf also served as Executive Vice President and Chief Financial Officer of NuStar GP Holdings, LLC since January 2014. He served as Senior Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until his promotion in January 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP, LLC from July 2005 to February 2012 and Vice President and Controller of NuStar GP Holdings, LLC from March 2006 until February 2012. He served as Vice President–Structured Finance for Valero Corporate Services Company, a subsidiary of Valero Energy, from 2001 until joining NuStar GP, LLC.

Jorge A. del Alamo
Biographical Information:

Mr. del Alamo has served as Senior Vice President and Controller of NuStar GP, LLC since July 2014. Prior to the Merger, Mr. del Alamo also served as Senior Vice President and Controller of NuStar GP Holdings, LLC since July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC since January 2014. He served as Vice President and Assistant Controller of NuStar GP, LLC from July 2010 until his promotion in January 2014. From April 2008 to July 2010, he served as Assistant Controller of NuStar GP, LLC. Prior to his service at NuStar GP, LLC, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021.
    Members of the Compensation Committee:

Dan J. Hill (Chairman)
J. Dan Bates
W. Grady Rosier

The Compensation Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (the Exchange Act), whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation philosophy, summarizes our executive compensation programs and discusses compensation decisions for our 2021 named executive officers (NEOs), who are listed below.
•Bradley C. Barron, President and Chief Executive Officer (CEO);
•Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;
•Mary Rose Brown, Executive Vice President and Chief Administrative Officer;
•Amy L. Perry, Executive Vice President–Strategic Development and General Counsel; and
•Daniel S. Oliver, Executive Vice President–Business Development and Engineering.
Executive Compensation Philosophy
Our philosophy for compensating our executive officers is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both the performance of NuStar Energy and the executive's individual performance. Our executive compensation programs are designed to accomplish the following long-term objectives:
•increase value to unitholders, while practicing good corporate governance;
•support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results;
•provide the Compensation Committee with the flexibility to respond to the continually changing environment in which NuStar Energy operates;
•align executive incentive compensation with NuStar Energy's short- and long-term performance results; and
•provide market-competitive compensation and benefits to enable us to recruit, retain and motivate the executive talent necessary to produce sustainable growth for our unitholders.
2021 Performance
We are proud of our record of responsible operations and of the resilience and strength our business has shown, across economic cycles and across our asset footprint.
For 2021, our strategic priorities have been:
•reducing our debt;
•funding our business from internally generated cash flows; and
•promoting our commitment to ESG excellence.

In December 2020, we sold two terminals in Texas City, Texas for $106 million, and, in October 2021, we sold nine U.S. terminal and storage facilities for $250 million. We used the proceeds from the sale of these non-core assets to reduce our debt, which has also improved our debt metrics. In addition, during 2021, we generated solid results and funded all of our expenses, distribution requirements and capital expenditures from internally generated cash flows.
We also reached significant milestones during 2021 to promote our ESG excellence, including:
•launching our sustainability webpage;
•posting our sustainability investor presentation; and
•issuing our inaugural Sustainability Report.
Our inaugural Sustainability Report covers topics such as our:

✓	Guiding principles	✓	Diversity & inclusion
✓	Operations & economic impact	✓	Community involvement
✓	COVID-19 pandemic response	✓	Recent awards
✓	Environmental & safety programs, policies & statistics	✓	Human rights & indigenous communities
✓	Employee engagement, development & training	✓	Governance matters
Our Sustainability Report can be viewed at https://sustainability.nustarenergy.com. Our Sustainability Report is not part of this proxy statement, is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy’s filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Furthermore, references to our website URLs are intended to be inactive textual references only.
We are proud of our performance during 2021. We have continued to ensure safe operations and maintain a safe work environment for our employees while managing our operations with fiscal discipline in a turbulent environment as the global economy continues to recover from the impact of COVID-19 and the energy industry continues to face challenging business conditions. Even in the current unsettled and dynamic landscape, our refined products pipeline throughputs increased significantly in 2021 as compared to 2020, delivering strong results even with continued surges in COVID-19 cases. Our crude oil pipeline throughputs also increased during 2021, with our Permian Crude System reaching record-breaking volumes in the fourth quarter of 2021. Importantly, we achieved these operational results while maintaining our strong focus on safety. Despite the ongoing challenges, our 2021 safety statistics were substantially better than the most recent statistics reported by the U.S. Bureau of Labor Statistics (BLS) for our industries. Our 2021 total recordable incident rate (TRIR) of 0.13 was 14.6 times better than the 1.9 average most recently reported by BLS for the bulk terminals industry and 7.7 times better than the 1.0 average most recently reported by BLS for the pipeline transportation industry, while our 2021 days away, restricted or transferred rate (DART) of 0.0 far exceeds the 1.5 average most recently reported by BLS for the bulk terminals industry and the 0.5 average most recently reported by BLS for the pipeline transportation industry. NuStar Energy also participates in the Occupational Health and Safety Administration’s (OSHA) Voluntary Protection Program (VPP), which promotes effective worksite health and safety. Achieving VPP Star status requires rigorous OSHA review and audit, and requires recertification every three to five years. As of December 31, 2021, 91% of our eligible U.S. terminals have attained VPP Star status. We also have received the International Liquids Terminals Association’s (ILTA) Safety Excellence Award 11 times.

We believe that, even with the uncertainty and challenges related to the COVID-19 pandemic and the business environment for companies in the energy industry, our executive compensation programs have been effective at supporting our business strategy by reinforcing the importance of continuing to improve our key financial metrics and exercising financial discipline while maintaining safe, responsible operations and focusing on ESG excellence. For 2022, we plan to continue building on our strong foundation to best position NuStar Energy for the future by optimizing our business to increase cash flow and enhance our financial resilience and strength, continuing to reducing our debt and further promoting our commitment to ESG excellence.
Executive Compensation Programs
Overview
Compensation for our executive officers, including our NEOs, primarily consists of base salary, an annual incentive bonus and long-term, equity-based incentives, which we refer to as "Total Direct Compensation." We also offer group medical and other insurance benefits to provide our employees (including our NEOs) affordable coverage at group rates, as well as pension benefits that reward continued service and a thrift plan that provides a tax-advantaged savings opportunity. Our NEOs participate in the same group benefit programs available to all of our employees in the United States (other than as may be required by collective bargaining agreements), and each NEO's annual incentive bonus is awarded in accordance with the same bonus plan and same performance measures that we use for each of our other employees. Our NEOs do not have employment or severance agreements, other than the change of control severance agreements described under "Potential Payments upon Termination or Change of Control" below.
Administration
Our executive compensation programs are administered by our Board's Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our Human Resources Department.
The Compensation Committee considers market trends in compensation, including the practices of identified competitors, and the alignment of the compensation program with NuStar Energy's strategy. Specifically, for our NEOs, the Compensation Committee:
•establishes and approves target compensation levels for each NEO;
•approves company performance measures and goals;
•determines the mix between cash and equity compensation, short-term and long-term incentives and benefits;
•verifies the achievement of previously established performance goals; and
•approves the resulting cash or equity awards to our NEOs.
In making determinations about Total Direct Compensation for our NEOs, the Compensation Committee takes into account a number of factors, including:
•the competitive market for talent;
•compensation paid at peer companies;
•industry-wide trends;
•NuStar Energy's performance;
•the particular NEO's role, responsibilities, experience and performance; and
•retention.
As described below under "Process and Timing of Compensation Decisions," the Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual relative to his or her peers at the company. The Compensation Committee does not assign specific weight to these factors, but rather makes a subjective judgment taking all of these factors into account.
Relative Size of Primary Elements of Compensation
In setting compensation, the Compensation Committee considers the aggregate amount of compensation payable to each NEO and the form of the compensation. The Compensation Committee seeks to achieve the appropriate balance between salary, rewards earned for the achievement of company and personal objectives, and long-term incentives that align the interests of our NEOs with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance, as described below.

As illustrated by the chart below and reflecting our pay-for-performance philosophy, approximately 86% of the target 2021 Total Direct Compensation of our CEO and, on average, approximately 73% of the target 2021 Total Direct Compensation of our other NEOs is at-risk incentive compensation (short-term and long-term incentives). The level of at-risk incentive compensation typically increases in relation to an NEO's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of Total Direct Compensation than for less-senior executives. The Compensation Committee believes that tying a significant portion of an NEO's incentive compensation to NuStar Energy's performance more closely aligns the NEO's interests with those of our unitholders.
Because we place such a large percentage of our Total Direct Compensation at risk in the form of variable pay (i.e., short-term and long-term incentives), the Compensation Committee does not adjust the amount of current compensation based upon realized gains or losses from prior incentive awards.
Consideration of Prior Say-on-Pay Vote
In April 2019, we held a unitholder advisory vote on the compensation of our NEOs. Approximately 95% of the votes cast on the matter approved the compensation of our NEOs as disclosed in our 2019 proxy statement. Accordingly, we have not changed the general structure of our executive compensation program and policies. However, our Compensation Committee annually reviews the design of our programs to ensure continued alignment with unitholder interests and evolving market practices and governance standards. As approved by approximately 65% of the votes cast on the matter in April 2019, we currently hold our say-on-pay advisory vote once every three years. See "Proposal No. 3—Advisory Resolution on Executive Compensation."
Independent Compensation Consultant
The Compensation Committee has the authority to select, engage and retain an independent compensation consultant to provide independent guidance and advice. From 2017 to 2021, the Compensation Committee retained Energy Partners Pay Advisors (EPPA) as its independent compensation consultant with respect to compensation matters. The primary consultant at EPPA supporting the Compensation Committee retired during 2021 and, in August 2021, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant for expertise and guidance with respect to compensation matters, including performing analyses regarding market practices, peer companies, Total Direct Compensation for senior executives and compensation for non-employee directors.
In their respective roles as advisors to the Compensation Committee, each of EPPA and Meridian was retained directly by the Compensation Committee. The Compensation Committee determined that there are no conflicts of interest between us, the Compensation Committee and either EPPA or Meridian because: neither EPPA nor Meridian provides other services to NuStar Energy; each firm has policies in place to prevent a conflict of interest; and there is no business or personal relationship between the individual consultants supporting the Compensation Committee and any of NuStar Energy's officers or directors.

Selection of Compensation Comparative Data
To establish compensation for each of the NEOs, the Compensation Committee consults with management and its independent compensation consultant and considers compensation provided by certain peer companies when evaluating competitive levels of compensation. After the Compensation Committee retained Meridian in August 2021, Meridian undertook a comprehensive review of our executive compensation program and pay levels as compared to certain peer companies. Meridian collected data from two primary data sources: general compensation survey data and public company data. The survey data included a combination of midstream and general industry data for specific executive positions reported in published executive compensation surveys. For the public company data, Meridian collected data from the publicly filed proxy statements or annual reports of a group of core direct competitors primarily in the midstream sector (the Core Group) and a broader group of oil and gas companies, including size-appropriate upstream and downstream comparators (the Expanded Group), to provide a balanced perspective, as set forth below. We refer to the survey data, together with the public company data (primarily for the Core Group), as the "Compensation Comparative Data."
Core Group:

Company	Ticker
Crestwood Equity Partners LP	CEQP
DCP Midstream, LP	DCP
Delek US Holdings, Inc.	DK
Enable Midstream Partners, LP	ENBL
Energy Transfer LP	ET
EnLink Midstream, LLC	ENLC
Enterprise Products Partners L.P.	EPD
Equitrans Midstream Corporation	ETRN
Genesis Energy, L.P.	GEL
Magellan Midstream Partners, L.P.	MMP
MPLX LP	MPLX
ONEOK, Inc.	OKE
Plains All American Pipeline, L.P.	PAA
Targa Resources Corp.	TRGP
USA Compression Partners, LP	USAC
Western Midstream Partners, LP	WES
Additional Companies in the Expanded Group:

Company	Ticker
Antero Resources Corporation	AR
Callon Petroleum Company	CPE
Centennial Resource Development, Inc.	CDEV
CVR Energy, Inc.	CVI
HollyFrontier Corporation	HFC
Matador Resources Company	MTDR
PBF Energy Inc.	PBF
PDC Energy, Inc.	PDCE
SM Energy Company	SM

Process and Timing of Compensation Decisions
Each year, the Compensation Committee reviews and approves any revisions to each NEO's Total Direct Compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. The Chairman of the Board makes recommendations to the Compensation Committee for the CEO’s compensation, and the CEO recommends the compensation for the other NEOs. In making these recommendations, our Chairman of the Board (in the case of our CEO's compensation) and our CEO (in the case of the compensation for our other NEOs) consult with our Human Resources Department and with the independent compensation consultant, consider the Compensation Comparative Data and evaluate the individual performance of the applicable NEO and his or her respective contributions to NuStar Energy, as they deem appropriate.
The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or adjust the recommended compensation based on the Compensation Committee's assessment of the individual's performance and contributions to NuStar Energy. In addition to an assessment of individual performance, these reviews may include comparisons with competitive market data provided by the independent compensation consultant as described above, evaluations of the Total Direct Compensation of the NEOs from an internal equity perspective and reviews of reports on the compensation history of each NEO, as well as other matters considered relevant by the Compensation Committee. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for each NEO for the upcoming 12-month period and sets target levels of annual incentive and long-term incentive compensation. Although the annual salary rates and target levels typically are established each July, the Compensation Committee reconsidered salaries and target levels in October 2021 following Meridian's comprehensive review of our executive compensation program and pay levels. The Compensation Committee may also review salaries or grant long-term incentive awards at other times during the year for new appointments, promotions or other changes in circumstances.
An assessment of an individual NEO's performance may include objective criteria but is a largely subjective process. The criteria used to measure an individual's performance may include quantitative criteria (e.g., execution of projects within budget, improving an operating unit's profitability, timely completion of an acquisition or divestiture or response to unanticipated events), as well as more qualitative factors, such as the NEO's ability to lead, communicate and successfully adhere to NuStar Energy's core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no predetermined, specific weights given to any of the various individual performance elements.
The Compensation Committee also uses its evaluation of individual performance to supplement the compensation criteria established by the Compensation Committee and adjust an NEO's recommended compensation. For example, although an individual's indicated bonus may be calculated to be $100,000 based on NuStar Energy's performance, the individual's performance evaluation might result in a reduction or increase in that amount.

Elements of Executive Compensation
Primary Elements of Executive Compensation
Compensation for our executive officers, including our NEOs, primarily consists of the following elements, which we refer to as Total Direct Compensation. We have focused on the alignment of our executive compensation programs with our performance, as measured by certain core performance measures. These performance measures, which are incorporated into our incentive compensation programs, are chosen to coordinate with our business strategy and objectives and to appropriately balance our short- and long-term goals. The chart below shows the alignment between our business strategy and our executive officers’ Total Direct Compensation.

Element	Type	Form	2021 Performance Measure (% Weight)(1)	Purpose/Alignment with Strategy and Objectives
Base Salary (page 28)	Fixed	Cash	N/A	• Foundation of compensation program • Provides a fixed level of competitive pay • Reflects individual's primary duties and responsibilities • Foundation for incentive opportunities and benefit levels

Annual Incentive Bonus (page 29)	At-Risk	Cash or Units	• Adjusted EBITDA (40%) • Adjusted DCF (35%) • HSE/ESG performance (15%) • Adjusted operating and general and administrative expense (10%)
• Focus on improving key financial metrics and exercising financial discipline while executing capital projects and maintaining safe, reliable operations
• For 2021, we expanded our bonus metrics to more broadly reflect our focus on ESG performance, in addition to our traditional HSE and financial performance measures

Long-Term Incentive Compensation (page 32)	At-Risk	• Restricted Units • Performance Awards (Cash or Units)	• Restricted Units: unit price appreciation • Performance Awards: total unitholder return (TUR) (50%) and distribution coverage ratio (DCR) (50%)
• Time-vesting awards focus on retention and increased ownership levels
• Performance-vesting awards focus on attainment of an annual absolute performance measure (DCR) and a multi-year relative performance measure (TUR)
• Both awards directly tie financial reward opportunities with reward to unitholders as measured by long-term unit price performance and payment of distributions

(1)    Adjusted EBITDA, Adjusted DCF, Adjusted operating and general and administrative expense and DCR are non-GAAP financial measures. See "Bonus Awards" and "Long-Term Incentive Awards—Performance Awards" below for a description of these non-GAAP financial measures.
Base Salaries
Annually, the Compensation Committee reviews the base salary for our CEO based on the recommendation of our Chairman and reviews the base salaries for our other NEOs based on recommendations by our CEO, in each case after consideration of any input from the independent compensation consultant and our Human Resources Department.
The competitiveness of the base salary for each NEO's position is determined by an evaluation of the Compensation Comparative Data described above. Base salaries may be adjusted to achieve what is determined to be a reasonably competitive level or to reflect promotions, the assignment of additional responsibilities, individual performance, the performance of NuStar Energy or other internal pay equity considerations.
In July 2021, the Compensation Committee considered, among other factors, the average base salary increase anticipated by nationwide compensation surveys, the increases required by NuStar Energy's union contracts, the anticipated increases by other local companies as well as the performance of the NEOs. After consideration of all of these factors, the recommendations of the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee increased the base salaries of each of our NEOs effective July 1, 2021 to remain competitive. The July 1, 2021 base salary increases for our NEOs are consistent with the percentage increase in base salaries generally applicable to NuStar Energy's broader U.S. employee population for 2021. Following Meridian's comprehensive analysis of our executive compensation program and pay levels, the Compensation Committee further increased the base salary for Mr. Shoaf effective November 1, 2021 to remain competitive. The 2021 base salary increases for our NEOs are presented in the table below.

Name	Annualized Base Salary at December 31, 2020 ($)	July 1, 2021 Increase to December 31, 2020 Annualized Base Salary ($)	November 1, 2021 Increase to July 1, 2021 Annualized Base Salary ($)	Annualized Base Salary at December 31, 2021 ($)
Barron	800,000	25,000	—	825,000
Shoaf	429,500	12,900	30,968	473,368
Brown	434,900	13,100	—	448,000
Perry	396,200	11,900	—	408,100
Oliver	391,100	11,800	—	402,900
Bonus Awards
Our NEOs participate in the same annual incentive program in which all of our employees participate (the Annual Bonus Plan). Our annual incentive bonuses historically have been based on the following three factors under our Annual Bonus Plan:
•the individual's position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set following the analysis of market practices reflected in the Compensation Comparative Data with reference to the median bonus target available to comparable executives;
•NuStar Energy's attainment of specific performance goals, which are established by the Compensation Committee; and
•a discretionary evaluation by the Compensation Committee of both NuStar Energy's performance and, in the case of the NEOs, the individual's performance.
In its discretion, the Compensation Committee may also award special bonuses from time to time, paid in cash or in units. The Compensation Committee did not award any special bonuses to our NEOs during 2021.
Determination of Annual Incentive Target Opportunities
Following Meridian's analysis of our executive compensation program and pay levels, and after consultation with Meridian and the Chairman (with respect to the CEO) and the CEO (with respect to each other NEO), the Compensation Committee raised the annual incentive bonus targets for 2021 for Mr. Barron from 100% to 115%, for Mr. Shoaf from 65% to 85%, for Ms. Brown from 65% to 80% and for Ms. Perry and Mr. Oliver from 60% to 80%. Prior to 2021, the Compensation Committee had not made any adjustments to our NEOs' annual incentive bonus targets since 2018. The following table shows each NEO's annual incentive bonus target for the fiscal year ended December 31, 2021 (expressed as a percent of base salary paid).

Name	Annual Incentive Bonus Target (% of base salary paid)
Barron	115
Shoaf	85
Brown	80
Perry	80
Oliver	80
As illustrated in the table above, each NEO has an annual incentive opportunity generally based on a stated percentage of his or her salary paid that year. The target amount is awarded for achieving a 100% score on our performance goals under the Annual Bonus Plan. For example, in a year with a 100% score on our performance goals, an NEO paid $200,000 with a target annual incentive opportunity equal to 80% of his base salary paid would be eligible to receive a bonus of $160,000 based on those performance goals.
Once the performance goals have been reviewed and measured, the Compensation Committee has the authority to exercise its discretion in evaluating NuStar Energy's performance. In exercising this discretionary judgment, the Compensation Committee considers such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, as well as other factors that it may deem relevant from time to time. This discretionary judgment may result in an increase or decrease to the aggregate earned award applicable to all employees that is based upon the attainment of NuStar Energy's annual performance goals.
The CEO develops individual annual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended annual incentive bonus amounts for those other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each NEO's bonus on a case-by-case basis, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to a specific NEO to reflect these factors.
The bonus target for the CEO is decided solely by the Compensation Committee. The Chairman of the Board recommends the annual incentive bonus amount for the CEO, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus for the CEO based upon its independent evaluation of the CEO's performance and contributions.
Company Performance Objectives
For 2021, the Compensation Committee approved the performance measures and weightings for purposes of the 2021 annual incentive bonus for all employees, including our NEOs, set forth below. For 2021, the Compensation Committee expanded the performance measures and adjusted the weightings for the annual incentive bonus to more broadly reflect our focus on ESG performance, in addition to our traditional HSE and financial performance measures. The Compensation Committee felt that the 2021 performance measures would continue to focus all employees, including our NEOs, on improving NuStar Energy's key financial metrics while maintaining an emphasis on overall HSE and ESG performance, which are key priorities for NuStar Energy.

Performance Measure	Weighting (%)
Adjusted EBITDA compared to budget	40
Adjusted DCF compared to budget	35
HSE/ESG performance	15
Adjusted operating and general and administrative expense compared to budget	10
Total	100
For purposes of determining the performance level achieved against each of the performance measures for the 2021 annual incentive bonus, the Compensation Committee approved the performance targets set forth below. For the three financial performance measures, 2021 performance is compared to NuStar Energy's 2021 budget, adjusted as described for each metric below. The level of performance achieved against the HSE/ESG performance measure for 2021 is determined after the end of 2021 following the Compensation Committee's review of NuStar Energy's HSE and ESG performance.

Adjusted EBITDA Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
105	150
107	200

Adjusted DCF Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
105	150
107	200

Adjusted Operating and General and Administrative Expense Compared to Budget (%)	Percentage Earned (%)
93	200
95	150
100	100
110	50

Adjusted EBITDA, Adjusted DCF and Adjusted operating and general and administrative expense are non-GAAP financial measures of performance derived from our financial statements.
To determine 2021 Adjusted EBITDA, we first calculated earnings before interest, taxes and depreciation and amortization (EBITDA) by adjusting our net income for interest expense, income tax expense and depreciation and amortization expense. We then made adjustments to EBITDA primarily for the effect of (1) certain compensation expenses, (2) disposed operations, (3) certain other non-cash items, including non-cash gains or losses or impairment charges, and (4) gains associated with insurance proceeds, to arrive at Adjusted EBITDA.
Adjusted distributable cash flow (DCF) for 2021 was determined for this purpose by adjusting our net income for non-cash items, including depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts, impairment charges and losses related to dispositions. We then made additional adjustments, primarily consisting of (1) subtracting the amount of reliability capital expenditures, (2) adding certain compensation expenses, (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income, (4) subtracting the distributions and other costs related to our preferred units and (5) adjusting for the effect of disposed operations, to arrive at Adjusted DCF.
Adjusted operating and general and administrative expense for 2021 was calculated for this purpose by making adjustments to operating and general and administrative expense related to (1) certain compensation expenses, (2) certain other non-cash items, including non-cash impairment charges, (3) certain expenses for which we receive full reimbursement, (4) insurance payments that offset certain operating expenses and (5) the effect of disposed operations.
Determination of 2021 Annual Incentive Bonus Awards
For the 2021 annual incentive bonus determination, on January 27, 2022, the Compensation Committee determined that NuStar Energy attained the performance levels set forth in the table below with respect to the 2021 performance measures. To determine the percentage earned with respect to the HSE and ESG performance measure for 2021, the Compensation Committee considered our strong environmental performance and our ongoing efforts to ensure employee safety and observe COVID-19 precautions while maintaining safe, reliable operations during 2021. In addition, as described above under "2021 Performance," despite the challenges posed by the pandemic, our safety statistics were substantially better than the most recent statistics reported by the BLS for the bulk terminals industry and the pipeline transportation industry. The Compensation Committee also considered: our ongoing investments in our West Coast renewable fuels network; our continued VPP leadership, with 91% of our eligible U.S. terminals attaining VPP Star status; our sustainability disclosure achievements during 2021, including publishing our inaugural Sustainability Report, posting a focused sustainability investor presentation and launching our sustainability webpage; our commitment to training with respect to a variety of topics, including cybersecurity and various ethics, compliance and HSE areas of focus; and our continued improvements to our cybersecurity program to proactively protect NuStar while monitoring and addressing the increased regulatory focus on cybersecurity with respect to the pipeline industry and critical infrastructure operators.

Performance Measure	Budget ($ in thousands)	Actual ($ in thousands)	Actual Performance Compared to Budget (%)	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
Adjusted EBITDA	716,451	751,805	105	149	40	60
Adjusted DCF	326,308	357,188	109	200	35	70
HSE/ESG Performance	N/A	N/A	N/A	100	15	15
Adjusted operating and general and administrative expense	471,451	448,677	95	148	10	15

At the January 27, 2022 Compensation Committee meeting, Mr. Greehey (with respect to the CEO) and Mr. Barron (with respect to the other NEOs) recommended, and the Compensation Committee approved, paying 2021 annual incentive bonus awards for our NEOs at 150% of target in the dollar amounts set forth in the table below.

Name	Annual Incentive Bonus for 2021 ($)
Barron	1,401,563
Shoaf	562,417
Brown	529,740
Perry	482,580
Oliver	476,400

The Compensation Committee approved payment of the first 100% of the target 2021 annual incentive bonus amounts for our executive officers in cash and the additional 50% in the form of fully vested NuStar Energy common units, with a grant date of February 9, 2022. The number of units awarded was determined for each officer by dividing the respective dollar amounts approved by the Compensation Committee on January 27, 2022 to be paid in the form of common units by the closing price of a NuStar Energy common unit on the NYSE on February 8, 2022, as set forth in the table below. The fully vested NuStar Energy common units were issued pursuant to the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (the 2019 LTIP). The dollar values of those units (based on the closing price of a NuStar Energy common unit on the NYSE on the February 9, 2022 grant date) are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2021.

Name	Number of Common Units Granted
Barron	28,521
Shoaf	11,445
Brown	10,780
Perry	9,820
Oliver	9,694
Long-Term Incentive Awards
We provide NuStar Energy common unit-based, long-term incentive compensation to employees, including our NEOs, and to non-employee directors through the 2019 LTIP, which was approved by our unitholders at our annual meeting in April 2019. The 2019 LTIP provides for NuStar Energy common unit awards and a variety of NuStar Energy common unit-based awards, including unit options, phantom or restricted units and performance awards. Long-term incentive awards vest over a period determined by the Compensation Committee, with performance awards vesting upon the achievement of performance goals.
Under the design of our long-term incentive awards, a target long-term incentive award opportunity expressed as a percentage of base salary is established for each participant, including each NEO. This percentage reflects the fair value of the awards to be granted.
Following Meridian's analysis of our executive compensation program and pay levels during 2021, the Compensation Committee increased the long-term incentive targets for Mr. Barron from 325% to 500%, for Mr. Shoaf and Ms. Brown from 180% to 200% and for Ms. Perry and Mr. Oliver from 150% to 180%. Prior to 2021, the Compensation Committee had not made any adjustments to our NEOs' long-term incentive targets since 2018, with the exception of an increase in Mr. Oliver's long-term incentive target following his January 2020 promotion to Executive Vice President. The following table shows each NEO's long-term incentive target for 2021 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	500
Shoaf	200
Brown	200
Perry	180
Oliver	180
The Compensation Committee allocates a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers (including our NEOs). Since 2011, the target levels of long-term incentive award value have been allocated in the following manner:

•35% performance awards; and
•65% restricted units.
The Compensation Committee reviews and approves long-term incentive grants for each of the NEOs. The CEO develops individual grant recommendations for the other NEOs based upon the methodology described above, but both the CEO and the Compensation Committee may make adjustments to the recommended grants for such other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above. The Chairman of the Board makes grant recommendations for the CEO, and the Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives for the CEO based upon its independent evaluation of the CEO's performance and contributions.
Performance Awards
Form of Performance Awards. Performance awards may be granted in the form of performance units or performance cash awards. Performance awards comprise approximately 35% of each NEO's total long-term incentive target. The value of each performance award is determined by multiplying the annual base salary rate by the NEO's long-term incentive target percentage, and then multiplying that product by 35%. For performance unit awards, that product is then divided by the assumed value of an individual unit, which is the product of (x) the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved and (y) a factor reflecting the risk that the award might be forfeited.
Historically, the Compensation Committee has granted performance awards in the form of performance units, which are satisfied in units if they vest. As the Compensation Committee considered the devastating impact of the COVID-19 pandemic on the economy beginning in 2020, the Compensation Committee also considered the negative impact on the price of NuStar Energy's common units (as with the market prices for the equity of other energy companies). To conserve units available for other awards under the 2019 LTIP, beginning in 2020, the Compensation Committee granted the performance awards in the form of performance cash awards. Although performance cash awards are denominated in U.S. dollars at the time of grant, the terms of performance cash awards are otherwise comparable to the performance unit awards granted by the Compensation Committee in 2019, and the Compensation Committee retains the flexibility to decide at the time of vesting whether to deliver the value covered by the performance cash awards in the form of cash, common units or a combination thereof. Granting the performance awards in the form of performance cash awards provides the Compensation Committee with the flexibility to continue to monitor NuStar Energy's unit price and the economic environment during the performance period and prior to vesting while retaining the ability to satisfy the awards through common units at vesting, as has been the practice historically, if deemed appropriate by the Compensation Committee at the time of vesting.
On July 19, 2021, the Compensation Committee awarded performance cash awards at the target values set forth below for our NEOs pursuant to the 2019 LTIP:

Name	Performance Cash Awards ($)
Barron	910,000
Shoaf	270,585
Brown	273,987
Perry	208,005
Oliver	205,328
Performance awards are earned only upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the performance period. The Compensation Committee believes this type of incentive award strengthens the tie between each NEO's pay and our performance.
Performance Measures. For 2021, the Compensation Committee determined that all performance awards eligible to vest with respect to 2021 performance, including with respect to the 2021 performance periods under prior performance awards, would vest based on two objective performance measures: NuStar Energy's total unitholder return (TUR) as compared with the TUR of the other companies in the Performance Award Peer Group set forth below and NuStar Energy's distribution coverage ratio (DCR) performance, weighted as set forth below. The Compensation Committee retained the same two objective performance measures and weightings as used for the 2020 and 2019 performance awards.

Performance Measure	Weighting (%)
TUR	50
DCR	50
Total	100
The Compensation Committee believes that, following the significant changes undertaken by NuStar Energy during 2018, the combination of these two equally weighted, objective performance measures (TUR and DCR) focuses our NEOs on both NuStar Energy's longer-term performance relative to its peer companies, as well as NuStar Energy's absolute performance against a key financial goal. To reflect NuStar Energy's performance since the completion of the Merger in 2018, the Compensation Committee determined that the 2021 TUR performance period would be from July 31, 2018 through December 31, 2021, while the 2021 DCR performance period would be the 2021 calendar year to tie more directly to NuStar Energy's financial performance for 2021.
After the end of the performance period, the TUR for NuStar and each company listed in the Performance Award Peer Group below is determined based on its total return to its unitholders or shareholders, based upon the growth in its unit or share price, as well as its cash distributions to its holders, during the performance period, and performance is ranked by quartile. The Performance Award Peer Group was approved by the Compensation Committee on July 19, 2021, prior to Meridian's updated analysis of our executive compensation programs, and it is consistent with the peer group used by EPPA in its analyses for the Compensation Committee prior to Meridian's August 2021 appointment. All of the companies in the Performance Award Peer Group also are included in the Core Group used by Meridian for its 2021 analysis of our executive compensation program.

Company	Ticker
Crestwood Equity Partners LP	CEQP
DCP Midstream, LP	DCP
Energy Transfer LP	ET
EnLink Midstream, LLC	ENLC
Enterprise Products Partners L.P.	EPD
Genesis Energy, L.P.	GEL
Magellan Midstream Partners, L.P.	MMP
MPLX LP	MPLX
ONEOK, Inc.	OKE
Plains All American Pipeline, L.P.	PAA
Targa Resources Corp.	TRGP
For purposes of determining the performance level achieved against each performance measure for the 2021 performance periods, the Compensation Committee approved the following benchmarks:

NuStar Energy's TUR Position	TUR Vesting Percentage (%)
4th Quartile	—
3rd Quartile	50
2nd Quartile	100
1st Quartile	150
If NuStar Energy's TUR is the highest achieved in the 1st Quartile	200

DCR	Percentage Earned (%)
1.6464 : 1	50
1.8293 : 1	100
1.9208 : 1	150
1.9574 : 1	200

DCR is a non-GAAP financial measure of performance derived from our financial statements. DCR was determined for this purpose by dividing Adjusted DCF (described above under "Bonus Awards—Company Performance Objectives") by the distributions applicable to common limited partners.
If performance falls between the benchmarks established by the Compensation Committee for the applicable performance period, the percentage vesting with respect to that performance measure during the performance period is determined through straight-line interpolation. The Compensation Committee retains the full discretion to vest up to 200% of performance awards available for vesting, regardless of the performance level attained against the performance measures established for the applicable performance period. Any performance awards not earned at target in a given performance period will be carried forward (referred to as Carried Forward Units in the case of performance units and Carried Forward Cash Awards in the case of performance cash awards) for one additional performance period, with up to 100% of such Carried Forward Units and/or Carried Forward Cash Awards having the opportunity to vest based upon NuStar Energy's performance in the following performance period.
Performance awards vest in three annual increments (or tranches). As illustrated in the table below, one third of each of the 2019, 2020 and 2021 performance awards was eligible to vest based upon our TUR and DCR performance measures during the 2021 performance periods. In addition, the Carried Forward Units from the 2018 and 2019 performance unit awards and the Carried Forward Cash Awards from the 2020 performance cash awards were eligible to vest with respect to the 2021 performance periods.

Award	Tranche Eligible to Vest
2019 Performance Unit Award	3rd
2020 Performance Cash Award	2nd
2021 Performance Cash Award	1st
Carried Forward Units/Carried Forward Cash Awards	All
On January 27, 2022, for the applicable 2021 performance periods, the Compensation Committee determined that NuStar Energy achieved TUR performance in the second quartile of the Performance Award Peer Group and achieved a DCR of 2.0356 : 1. Accordingly, pursuant to the award terms and as set forth in the table below, the 2019, 2020 and 2021 performance awards available to vest with respect to the 2021 performance periods vested at 150% and the Carried Forward Units and Carried Forward Cash Awards available to vest with respect to the 2021 performance periods vested at 100% (the maximum level for Carried Forward Units and Carried Forward Cash Awards):

Performance Measure	Target	Actual	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
DCR	1.8293 : 1	2.0356 : 1	200	50	100
TUR	N/A	2nd Quartile	100	50	50
Total					150
As described above under "Form of Performance Awards," performance unit awards are settled in common units upon vesting while performance cash awards are settled in cash, unless the Compensation Committee decides at vesting to settle the performance cash awards in the form of common units. On January 27, 2022, the Compensation Committee decided to settle the performance cash awards that vested with respect to 2021 performance in the form of fully vested common units pursuant to the 2019 LTIP, consistent with the manner in which performance unit awards are settled, thus reinforcing the alignment between our NEOs' interests and those of our unitholders. As provided in the performance cash award agreements, the number of common units used to satisfy the vested performance cash awards was determined based on the closing price of a NuStar Energy common unit on the NYSE on the January 27, 2022 vesting date. The dollar value of those units are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2021.
Restricted Units
Restricted units comprise approximately 65% of each NEO's total long-term incentive target. No units are issued at the time of grant and restricted unit awards represent the right to receive common units upon vesting. The awards are calculated from an assumed unit value based on the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved.
For 2021, approximately 53% of our employees received a restricted unit award. Restricted unit awards for our U.S. employees, including our NEOs, vest over five years in equal increments on the anniversary of the grant date, and common unit distribution equivalents are paid in cash quarterly for all unvested restricted units. Due to the continuing low unit price environment associated with the pandemic and the ongoing economic uncertainty, the number of our common units required to satisfy the calculated value of our 2021 annual restricted unit awards remained elevated as compared to the number required for the 2019 annual awards, prior to the pandemic. Accordingly, to preserve NuStar Energy's cash while still maintaining relatively comparable distribution equivalent value, the Compensation Committee determined that all employees receiving 2021 annual restricted unit awards, including our NEOs, would receive distribution equivalent payments with respect to those 2021 annual awards equal to the product of the number of restricted units granted to the employee that remain outstanding and unvested as of the record date for such quarter and 0.575 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units.
The 2021 annual restricted unit awards were approved by the Compensation Committee on October 27, 2021. The Compensation Committee determined that the grants would be made under the 2019 LTIP, effective on November 16, 2021, following the public disclosure of NuStar Energy's third quarter 2021 results and consistent with the restricted unit grant date in previous years. The following table sets forth the number of restricted units granted to each of our NEOs in 2021.

Name	Restricted Unit Awards (#)
Barron	165,205
Shoaf	37,915
Brown	35,885
Perry	29,420
Oliver	29,045
Perquisites and Other Benefits
Perquisites
We provide only minimal perquisites to our NEOs. Each of our NEOs received federal income tax preparation services and personal liability insurance in 2021. For more information on perquisites, see the Summary Compensation Table and its footnotes.
Other Benefits
We offer group medical, life, dental and disability insurance to provide our employees (including our NEOs) affordable coverage at group rates. Our NEOs are eligible for the same benefit programs available to all of our other U.S. employees (other than as may be required by collective bargaining agreements), including our pension plans, 401(k) thrift plan (the Thrift Plan), as well as other insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Our NEOs and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs that provide for larger benefit accruals than allowed under the qualified plan rules, resulting in correspondingly higher benefits. These plans are described below under "Post-Employment Benefits."
Post-Employment Benefits
Pension Plans
For a discussion of our Pension Plan, as well as the Excess Pension Plan, please see the narrative description accompanying the table entitled "Pension Benefits for the Year Ended December 31, 2021."
Nonqualified Deferred Compensation Plan (Excess Thrift Plan)
The Excess Thrift Plan provides unfunded benefits to those employees whose annual additions under the Thrift Plan are subject to the limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee's annual compensation that may be taken into account under that plan. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an "excess benefit plan" as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and (2) a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess

Thrift Plan consists of a separate plan for purposes of Title I of ERISA. To the extent a participant's annual total compensation exceeds the compensation limits for the calendar year under Section 401(a)(17) of the Code ($290,000 for 2021) or a participant's annual additions under the Thrift Plan are limited by the maximum annual additions permitted under Section 415 of the Code ($58,000 for 2021), the participant's Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:
•the total company matching contributions that would have been credited to the participant's account under the Thrift Plan had the participant's contributions not been limited pursuant to Section 401(a)(17) and/or Section 415; and
•the actual company matching contributions credited to such participant's account under the Thrift Plan.
Participants vest in the amounts credited to their account under the Excess Thrift Plan on the same vesting schedule as under the Thrift Plan. The full amount of a participant's vested account under the Excess Thrift Plan is payable to the participant in a single lump sum cash payment within 90 days following the earlier of the participant's: (1) "separation from service" (as defined in Section 409A of the Code), (2) death or (3) disability. Distributions upon separation from service for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code.
Each of our NEOs participated in the Excess Thrift Plan in 2021.
Change of Control Severance Arrangements
We initially entered into change of control severance agreements with each of our NEOs in, or prior to, 2007. The change of control severance agreements are intended to ensure the continued availability of these executives in the event of certain transactions culminating in a "change of control" as defined in the agreements. The change of control severance agreements have three-year terms and are automatically extended for one year upon each anniversary unless we give notice not to extend. If a "change of control" (as defined in the agreements) occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. Compensation and benefits under the agreements are triggered upon the occurrence of any of the following in connection with a change of control:
•termination of employment by the employer other than for "cause" (as defined in the agreements), death or disability;
•termination by the NEO for "good reason" (as defined in the agreements);
•termination by the NEO other than for "good reason"; and
•termination of employment because of death or disability.
These triggers were designed to ensure the continued availability of these executives following a change of control, and to compensate them at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control.
The following table sets forth the severance multiple applicable to each NEO, based on his or her officer position.

Name	Applicable Officer Position	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Executive Vice President	2.5
When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. For more information regarding payments and benefits that may be provided under our change of control severance arrangements, see our disclosures below under the caption "Potential Payments upon Termination or Change of Control."

Employment Agreements
None of the NEOs have employment agreements, other than the change of control severance agreements described above. As a result, in the event of a termination, retirement, death or disability that is not related to a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of the defined contribution, defined benefit, medical or long-term incentive plans, as applicable.
Impact of Accounting Treatment
Restricted Units
Our restricted unit awards are considered "phantom" units, as they represent the right to receive our common units upon vesting. We account for restricted units expected to result in the issuance of our common units upon vesting as equity-classified awards. The restricted units granted to our U.S. employees (including our NEOs) generally vest over five years and the restricted units granted to non-employee directors generally vest over three years. We record compensation expense ratably over the vesting period based on the fair value of the units at the grant date (for U.S. employees, including our NEOs, and non-employee directors). Common unit distribution equivalents paid with respect to outstanding, unvested equity-classified restricted units reduce equity, similar to cash distributions to unitholders. Restricted units awarded to international employees are liability-classified awards that are cash-settled and measured at fair value based on the common unit price at each reporting period.
Performance Awards
Performance awards may be granted in the form of performance units or performance cash awards. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee for the applicable performance periods. Therefore, under applicable accounting standards, a tranche of performance awards is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Performance unit awards represent the right to receive common units and are equity-classified awards. Performance unit awards are measured at the grant date fair value once the performance measures are established for a specific tranche. In addition, since performance unit awards do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to common unitholders during the vesting period. Performance cash awards are accounted for as a liability but may be settled in common units. For performance awards, we record compensation expense ratably for each vesting tranche over its service period if it is probable that the specified performance measures will be achieved. Additionally, changes in the actual or estimated outcomes that affect the quantity of performance awards expected to be converted into common units or paid in cash are recognized as a cumulative adjustment.
Compensation-Related Policies
Unit Ownership Guidelines
We believe that ownership of NuStar Energy units aligns the interests of our directors and executives with those of our unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors, and our Compensation Committee has approved the unit ownership and retention guidelines described below.
Non-Employee Director Unit Ownership Guidelines
During their service as a Board member, non-employee directors are expected to acquire and hold NuStar Energy units with an aggregate value based on a multiple of their annual cash retainer. Following Meridian's analysis of our compensation programs, in October 2021 our Compensation Committee increased the NuStar Energy unit ownership requirement for our non-employee directors from a value equal to two times their annual cash retainer to five times their annual cash retainer. Our non-employee directors have five years from the later of their appointment or the date the Compensation Committee approves an increase in the multiple to meet the target unit ownership guidelines, and they are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2021, each of our non-employee directors exceeded (or is on track to exceed within the required time period) the ownership levels set forth in the unit ownership guidelines.

Officer Unit Ownership Guidelines
Unit ownership guidelines for the officer positions set forth below are as follows:

Officer	Value of NuStar Energy Units Owned
CEO/President	4.0x base salary
EVP serving on CEO's officer committee	3.0x base salary
SVP serving on CEO's officer committee	2.0x base salary
The officers subject to the unit ownership and retention guidelines, including each of our NEOs, are expected to meet the applicable guidelines within five years of becoming subject to the guidelines, receiving a subsequent promotion corresponding to a higher multiple in the table above or the Compensation Committee approving an increase in the applicable multiple, and are expected to continuously own sufficient units to meet the guidelines, once attained. As of December 31, 2021, each of our NEOs exceeded the ownership levels set forth in the unit ownership guidelines.
Unit Ownership
For purposes of satisfying the unit ownership guidelines, the following units are considered owned:
•units owned directly;
•units owned indirectly through possession of the right to sell, transfer and/or vote such units; and
•unvested restricted or phantom units granted under a long-term incentive plan.
Unexercised unit options and unvested performance awards are not considered owned for purposes of satisfying the unit ownership guidelines.
Policies regarding Insider Trading and Hedging
We have a written policy prohibiting all members of our Board and all of our employees, including our officers, from purchasing or selling securities of NuStar Energy while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. All members of our Board, our officers and certain of our other employees also are prohibited from trading in our securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. Our policy also prohibits all members of our Board and all of our employees, including our officers, from purchasing, selling or writing calls, puts or options on our securities. In addition, all members of our Board, our officers and certain of our other employees must receive prior consent from our Chief Executive Officer (or, in the case of our Chief Executive Officer, from the Chair of the Audit Committee) before entering into a margin loan or other financing arrangement involving our securities.

EVALUATION OF COMPENSATION RISK
The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described above in "Compensation Discussion and Analysis," the primary elements of our compensation program are base salary, annual incentive bonus and long-term incentives. We believe that our compensation program appropriately balances cash with equity-based compensation and fixed compensation with short- and long-term incentives such that no single pay element would motivate unnecessary risk taking.
NuStar Energy's compensation program is structured so that base salaries provide a fixed level of competitive pay that reflects the individual's primary duties and responsibilities, and a considerable amount of our management's compensation is tied to NuStar Energy's long-term fiscal health. Annual bonuses, including executive bonuses, are determined with reference to performance measures selected by the Compensation Committee and applicable to all employees, as well as the Compensation Committee's review of each individual executive's performance. Historically, our long-term incentives have taken the form of performance awards and restricted units that typically vest over three- and five-year periods, respectively, which we believe serves to align our employees' interests with the long-term goals of NuStar Energy. No business group or unit is compensated differently than any other, regardless of profitability. As described above in "Compensation Discussion and Analysis," there also is a maximum annual bonus level and a maximum performance award that may be earned, based on the performance of NuStar Energy relative to performance measures selected by the Compensation Committee. Accordingly, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner, align our executives' interests with those of our unitholders and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid for the years ended December 31, 2021, 2020 and 2019 to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving during 2021. For each NEO, the table shows the NEO's current position and the amounts earned for services rendered to us in all capacities in which the NEO served during the periods presented.

Name and Principal Position	Year	Salary ($)	Unit Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	TOTAL ($)
Bradley C. Barron President and Chief Executive Officer	2021	812,500	2,896,986	2,337,630	137,622	53,486	6,238,224
	2020	737,500	2,213,621	894,227	246,179	48,789	4,140,316
	2019	662,500	2,413,915	1,005,412	276,677	42,616	4,401,120
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2021	441,111	688,895	837,093	71,701	31,203	2,070,003
	2020	423,200	675,857	309,739	188,311	29,931	1,627,038
	2019	410,950	769,070	402,825	175,046	27,523	1,785,414
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2021	441,450	657,015	807,755	54,261	31,223	1,991,704
	2020	428,550	687,878	313,671	195,638	30,252	1,655,989
	2019	416,100	789,055	407,878	168,262	31,307	1,812,602
Amy L. Perry Executive Vice President–Strategic Development and General Counsel	2021	402,150	529,596	694,031	44,030	28,865	1,698,672
	2020	390,600	502,980	257,188	97,577	26,985	1,275,330
	2019	355,200	521,116	321,405	102,753	24,178	1,324,652
Daniel S. Oliver Executive Vice President–Business Development and Engineering	2021	397,000	517,001	685,102	54,536	28,556	1,682,195
	2020	385,550	498,516	253,859	144,622	27,672	1,310,219
	2019	350,150	481,720	316,825	187,023	23,877	1,359,595
(1)    The amounts reported represent the aggregate grant date fair value of grants of restricted units and performance units, as described below. Performance cash awards subject to vesting are reported in the "Non-Equity Incentive Plan Compensation" column for the applicable year, as described in footnote (2) below.
Restricted Units
The grant date fair value for restricted units presented in the Summary Compensation Table above was determined by multiplying the number of restricted units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant.
Performance Units
Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche.
The grant date fair value presented in the Summary Compensation Table above includes the fair value of each tranche of performance units for which the Compensation Committee established performance measures during that year. Accordingly, as illustrated in the table below and described in "Compensation Discussion and Analysis" above:
•the amount reported for 2021 includes the Carried Forward Units and the one tranche of 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee in 2021 with respect to 2021 performance;
•the amount reported for 2020 includes the one tranche of each of the 2018 and 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee in 2020 with respect to 2020 performance; and

•the amount reported for 2019 includes the one tranche of each of the 2017, 2018 and 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee in 2019 with respect to 2019 performance.

Performance Unit
Tranche Considered "Granted"
Award	In 2021 with respect to 2021 Performance Measures	In 2020 with respect to 2020 Performance Measures	In 2019 with respect to 2019 Performance Measures
2017 Performance Unit Award	N/A	N/A	3rd
2018 Performance Unit Award	N/A	3rd	2nd
2019 Performance Unit Award	3rd	2nd	1st
Carried Forward Units	All Units	N/A	N/A

The grant date fair value of the performance units was determined by multiplying the probable number of Carried Forward Units eligible to vest with respect to 2021 performance and the probable number of performance units for all tranches eligible to vest with respect to 2021, 2020 and 2019 performance (as illustrated in the table above), respectively, by the NYSE closing unit price of NuStar Energy common units on the grant date, reduced by the per unit value of distributions not paid on performance units prior to vesting.
If the maximum number of performance units (100% for the Carried Forward Units and 200% for the other tranches considered granted in 2021, 2020 and 2019) had been used to determine the grant date fair value of performance units, the grant date fair value for performance units presented in the Summary Compensation Table for the 2021, 2020 and 2019 periods for each of our NEOs would have been as set forth in the table below:

Name	Grant Date Fair Value Based on Maximum Number of Performance Units
	2021 ($)	2020 ($)	2019 ($)
Barron	391,671	555,243	1,382,630
Shoaf	134,357	213,104	541,041
Brown	136,299	222,747	568,379
Perry	95,814	130,647	323,908
Oliver	82,740	132,972	349,621

Please see "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards" and "Compensation Discussion and Analysis—Impact of Accounting Treatment" above and Note 22 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information regarding the vesting schedules and the assumptions made in the valuation.

(2)    The amounts reported as "Non-Equity Incentive Plan Compensation" reflect:
•for 2021:
◦the annual incentive bonus amounts with respect to 2021 performance, which the Compensation Committee approved paying 100% of target in cash and an additional 50% of target in the form of fully vested common units pursuant to the 2019 LTIP (the value of the common units reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 9, 2022 grant date); and
◦the Carried Forward Cash Awards, the one tranche of the 2021 performance cash awards and the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2021 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (as provided in the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 27, 2022 vesting date);
•for 2020:
◦the annual incentive bonus amounts with respect to 2020 performance, which the Compensation Committee approved paying in cash; and
◦the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2020 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (as provided in the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 28, 2021 vesting date); and
•for 2019, the annual incentive bonus amounts with respect to 2019 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 11, 2020 grant date).

Any annual incentive bonus amounts are paid in February of each year with respect to performance during the immediately preceding year.

For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards." For an explanation of the amount of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Executive Compensation Programs—Relative Size of Primary Elements of Compensation."
(3)    The amounts reported reflect the amounts attributable to the aggregate change in the actuarial present value of each NEO's accumulated benefit under our defined benefit and actuarial pension plans, including supplemental plans (but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans).
None of the NEOs received any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified during the periods presented.
(4)    The amounts reported in this column for 2021 consist of the following for each NEO:

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Tax Preparation ($)	Personal Liability Insurance ($)	TOTAL ($)
Barron	17,400	31,350	2,500	2,236	53,486
Shoaf	17,400	9,067	2,500	2,236	31,203
Brown	14,134	12,353	2,500	2,236	31,223
Perry	17,400	6,729	2,500	2,236	28,865
Oliver	17,400	6,420	2,500	2,236	28,556

PAY RATIO
As required by SEC regulations, we are providing the following information regarding the ratio of the annual total compensation of our President and Chief Executive Officer, Mr. Barron, to the median of the annual total compensation of our employees for our last completed fiscal year.
For 2021:
•the median of the annual total compensation of all of our employees (other than our President and Chief Executive Officer) was $120,177; and
•the annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table above, was $6,238,224.
Accordingly, for 2021, the ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee was 52 to 1.
To determine our median employee, we identified each individual employed by us on December 31, 2021 (our Determination Date), and, for each individual employed by us on the Determination Date, we examined each of the following elements of compensation (which we refer to as the Total Comparable Compensation) that we paid those employees during 2021:
•salary, wages and any overtime paid during 2021;
•any bonus awards paid during 2021; and
•the grant date fair value of any restricted units awarded during 2021.
On October 8, 2021, we sold nine U.S terminal and storage facilities. As a result of the sale, our total number of employees decreased by 110. As of our Determination Date, we had 1,267 employees located in three countries. After identifying the median employee based on Total Comparable Compensation, we calculated the annual total compensation for the median employee for 2021 using the same methodology we use to calculate the annual total compensation for our NEOs for 2021, as set forth in the Summary Compensation Table above. We did not make any assumptions, adjustments or estimates to identify the median employee, to determine the Total Comparable Compensation for each employee or to determine the annual total compensation for the median employee.

GRANTS OF PLAN-BASED AWARDS
DURING THE YEAR ENDED DECEMBER 31, 2021
The following table provides information regarding grants of plan-based awards to our NEOs during 2021.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barron	N/A	(1)	N/A	N/A	934,375	1,868,750	—	—	—	—	—
	N/A	(2)	N/A	N/A	627,899	1,234,565	—	—	—	—	—
	7/19/2021	(3)	7/19/2021	—	—	—	N/A	13,138	24,805	—	207,449
	11/16/2021	(4)	10/27/2021	—	—	—	—	—	—	165,205	2,689,537
Shoaf	N/A	(1)	N/A	N/A	374,944	749,889	—	—	—	—	—
	N/A	(2)	N/A	N/A	183,872	361,616	—	—	—	—	—
	7/19/2021	(3)	7/19/2021	—	—	—	N/A	4,537	8,509	—	71,639
	11/16/2021	(4)	10/27/2021	—	—	—	—	—	—	37,915	617,256
Brown	N/A	(1)	N/A	N/A	353,160	706,320	—	—	—	—	—
	N/A	(2)	N/A	N/A	186,197	366,188	—	—	—	—	—
	7/19/2021	(3)	7/19/2021	—	—	—	N/A	4,611	8,632	—	72,808
	11/16/2021	(4)	10/27/2021	—	—	—	—	—	—	35,885	584,208
Perry	N/A	(1)	N/A	N/A	321,720	643,440	—	—	—	—	—
	N/A	(2)	N/A	N/A	141,426	278,136	—	—	—	—	—
	7/19/2021	(3)	7/19/2021	—	—	—	N/A	3,207	6,068	—	50,639
	11/16/2021	(4)	10/27/2021	—	—	—	—	—	—	29,420	478,958
Oliver	N/A	(1)	N/A	N/A	317,600	635,200	—	—	—	—	—
	N/A	(2)	N/A	N/A	139,597	274,539	—	—	—	—	—
	7/19/2021	(3)	7/19/2021	—	—	—	N/A	2,796	5,240	—	44,149
	11/16/2021	(4)	10/27/2021	—	—	—	—	—	—	29,045	472,853
(1)    The amounts reported represent the target and maximum amounts that would potentially be payable to the NEOs as annual incentive bonus awards with respect to 2021 performance pursuant to the Annual Bonus Plan. The annual incentive bonus awards with respect to 2021 performance did not include a threshold amount that would potentially be payable to the NEOs. For the 2021 annual incentive bonus determination, the Compensation Committee considered the factors described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards." The actual bonus amounts paid with respect to 2021 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)    Performance awards may be granted in the form of performance units or performance cash awards. In 2021 and 2020, the Compensation Committee awarded performance cash awards pursuant to the 2019 LTIP. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. For 2021, the amounts presented represent the Carried Forward Cash Awards, the first tranche of the 2021 awards and the second tranche of the 2020 awards that were subject to vesting based on the performance measures established by the Compensation Committee with respect to 2021 performance. For the 2021 performance periods, based on the performance levels attained, the first tranche of the 2021 performance cash awards and the second tranche of the 2020 performance cash awards vested at 150% and the Carried Forward Cash Awards vested at 100% (the maximum level for Carried Forward Cash Awards). See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance cash awards, the performance measures and the performance levels attained with respect to the 2021 performance periods.

(3)    Performance awards may be granted in the form of performance units or performance cash awards. The Compensation Committee awarded performance units pursuant to the 2019 LTIP in 2019. Performance units vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Therefore, performance units are measured at the grant date fair value once the performance measures are established for a specific tranche. In addition, since the performance units granted do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to unitholders during the vesting period.
The estimated future payouts and the grant date fair value presented in the table above with respect to performance units includes each tranche of performance units for which the Compensation Committee established performance measures during 2021. For 2021, the amounts presented represent the Carried Forward Units and the third tranche of the 2019 performance unit awards that were subject to vesting based on the performance measures established by the Compensation Committee with respect to 2021 performance. For the 2021 performance periods, based on the performance levels attained, the third tranche of the 2019 performance unit awards vested at 150% and the Carried Forward Units vested at 100% (the maximum level for Carried Forward Units). See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance unit awards, the performance measures and the performance levels attained with respect to the 2021 performance periods. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.
(4)    The annual restricted unit awards were approved by the Compensation Committee on October 27, 2021, with a grant date of November 16, 2021. The restricted units were awarded pursuant to the 2019 LTIP and vest 1/5 annually over five years beginning on the first anniversary of the grant date. All employees receiving 2021 annual restricted unit awards are entitled to receive an amount in cash with respect to those 2021 annual awards equal to the product of (a) the number of restricted units granted to the employee that remain outstanding and unvested as of the record date for such quarter and (b) 0.575 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units. The number of restricted units awarded and the grant date fair value of such restricted units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and footnote (1) to the Summary Compensation Table above for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2021
The following table provides information regarding our NEOs' unvested restricted units and the target amount of our NEOs' unvested performance units as of December 31, 2021. The value of the restricted units and performance units reported below was determined by multiplying (1) the number of units reflected in the table by (2) $15.88 (the closing price of NuStar Energy common units on December 31, 2021). None of our NEOs had outstanding unit option awards as of December 31, 2021.

Name	Unit Awards
	Type of Award	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	Performance Unit (1)	—	—	13,138	208,631
	Restricted Unit (2)	353,702	5,616,788	—	—
Shoaf	Performance Unit (3)	—	—	4,537	72,048
	Restricted Unit (4)	94,873	1,506,583	—	—
Brown	Performance Unit (5)	—	—	4,611	73,223
	Restricted Unit (6)	93,697	1,487,908	—	—
Perry	Performance Unit (7)	—	—	3,207	50,927
	Restricted Unit (8)	71,828	1,140,629	—	—
Oliver	Performance Unit (9)	—	—	2,796	44,400
	Restricted Unit (10)	69,534	1,104,200	—	—
(1)    Mr. Barron's target number of performance units consist of: 11,667 units awarded July 24, 2019; and 1,471 Carried Forward Units.
Performance units are eligible to vest in three annual increments and are payable in common units. Performance units are earned only upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the performance period. Any performance units not earned at target in a given performance period are carried forward for one additional performance period, with up to 100% of such performance units carried forward having the opportunity to vest based upon NuStar Energy's performance in the following performance period. Upon vesting, performance units are converted into a number of common units based upon NuStar Energy's performance during the applicable performance period.
On January 27, 2022, the Compensation Committee determined that, based on the performance level attained for the applicable 2021 performance periods, the performance units available to vest with respect to 2021 performance under the 2019 awards vested at 150% and the Carried Forward Units vested at 100% (the maximum level for Carried Forward Units) on January 27, 2022. If all unvested performance units reported in the table above with respect to the 2019 awards vested at 200% (the maximum level for those awards) and the Carried Forward Units vested at 100% (the maximum level for those awards), the number of performance units outstanding and the market value thereof as of December 31, 2021 would have been as set forth in the table below:

Name	Number of Units	Market Value ($)
Barron	24,805	393,903
Shoaf	8,509	135,123
Brown	8,632	137,076
Perry	6,068	96,360
Oliver	5,240	83,211

See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance unit awards, the performance measures and the performance levels attained with respect to the 2021 performance periods.
(2)    Mr. Barron's restricted units consist of: 4,797 restricted units granted November 16, 2017; 19,700 restricted units granted November 16, 2018; 36,000 restricted units granted November 16, 2019; 128,000 restricted units granted November 16, 2020; and 165,205 restricted units granted November 16, 2021. All of Mr. Barron's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(3)    Mr. Shoaf's target number of performance units consist of: 3,972 units awarded July 24, 2019; and 565 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.
(4)    Mr. Shoaf's restricted units consist of: 2,101 restricted units granted November 16, 2017; 6,798 restricted units granted November 16, 2018; 10,419 restricted units granted November 16, 2019; 37,640 restricted units granted November 16, 2020; and 37,915 restricted units granted November 16, 2021. All of Mr. Shoaf's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(5)    Ms. Brown's target number of performance units consist of: 4,021 units awarded July 24, 2019; and 590 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.
(6)    Ms. Brown's restricted units consist of: 2,263 restricted units granted November 16, 2017; 6,882 restricted units granted November 16, 2018; 10,551 restricted units granted November 16, 2019; 38,116 restricted units granted November 16, 2020; and 35,885 restricted units granted November 16, 2021. All of Ms. Brown's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(7)    Ms. Perry's target number of performance units consist of: 2,861 units awarded July 24, 2019; and 346 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.
(8)    Ms. Perry's restricted units consist of: 1,070 restricted units granted November 16, 2017; 4,896 restricted units granted November 16, 2018; 7,506 restricted units granted November 16, 2019; 28,936 restricted units granted November 16, 2020; and 29,420 restricted units granted November 16, 2021. All of Ms. Perry's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.
(9)    Mr. Oliver's target number of performance units consist of: 2,444 units awarded July 24, 2019; and 352 Carried Forward Units. The performance units vest in accordance with the description in footnote (1) above.
(10)    Mr. Oliver's restricted units consist of: 1,329 restricted units granted November 16, 2017; 4,182 restricted units granted November 16, 2018; 6,414 restricted units granted November 16, 2019; 28,564 restricted units granted November 16, 2020; and 29,045 restricted units granted November 16, 2021. All of Mr. Oliver's restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant.

OPTION EXERCISES AND UNITS VESTED
DURING THE YEAR ENDED DECEMBER 31, 2021
The following table provides information regarding the vesting during 2021 of restricted units and performance unit awards held by our NEOs. None of our NEOs had outstanding unit option awards during 2021. The annual bonus awards and the performance cash awards paid in the form of common units and described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards," respectively, are not reflected in the table below because the awards are reflected as non-equity incentive plan compensation in the Summary Compensation Table. For the value of such awards, see the Summary Compensation Table above.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	81,382 (2)	1,306,918
Shoaf	27,312 (3)	437,738
Brown	28,130 (4)	450,743
Perry	18,604 (5)	298,642
Oliver	18,463 (6)	296,271

(1)The value realized on vesting of restricted units and performance units was calculated by multiplying the closing price of NuStar Energy common units on the NYSE on the date of vesting by the number of units vested. The closing prices on the applicable dates are as follows:

Date	Closing Price ($)
January 28, 2021	15.36
November 16, 2021	16.28

(2)On January 28, 2021, 19,545 of Mr. Barron's performance units vested. On November 16, 2021, 61,837 of Mr. Barron's restricted units vested.
(3)On January 28, 2021, 7,501 of Mr. Shoaf's performance units vested. On November 16, 2021, 19,811 of Mr. Shoaf's restricted units vested.
(4)On January 28, 2021, 7,841 of Ms. Brown's performance units vested. On November 16, 2021, 20,289 of Ms. Brown's restricted units vested.
(5)On January 28, 2021, 4,599 of Ms. Perry's performance units vested. On November 16, 2021, 14,005 of Ms. Perry's restricted units vested.
(6)On January 28, 2021, 4,681 of Mr. Oliver's performance units vested. On November 16, 2021, 13,782 of Mr. Oliver's restricted units vested.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2021
We maintain a noncontributory defined benefit pension plan (the Pension Plan) in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also maintain a noncontributory, non-qualified excess pension plan (the Excess Pension Plan), which provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code's limits on (1) annual compensation that can be taken into account under qualified plans under Section 401(a)(17) of the Code or (2) annual benefits that can be provided under qualified plans under Section 415 of the Code.
The following table provides information regarding the accumulated benefits of our NEOs under our pension plans during the year ended December 31, 2021.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	Pension Plan	(2)	551,420	—
	Excess Pension Plan	(2)	1,087,281	—
Shoaf	Pension Plan	(2)	681,254	—
	Excess Pension Plan	(2)	721,252	—
Brown	Pension Plan	(2)	652,604	—
	Excess Pension Plan	(2)	864,742	—
Perry	Pension Plan	(2)	368,344	—
	Excess Pension Plan	(2)	178,480	—
Oliver	Pension Plan	(2)	520,540	—
	Excess Pension Plan	(2)	555,837	—
(1)The present values stated in the table above were calculated using the same interest rates and mortality tables we use for our financial reporting. The present values as of December 31, 2021 were determined using plan-specific discount rates (3.10% for the Pension Plan and 3.08% for the Excess Pension Plan) and the plans' earliest unreduced retirement age (age 62). The present values reflect post-retirement mortality rates based on the Pri-2012 Mortality Table projected using scale MP2021. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on three segment rates (1.02%, 2.72% and 3.08%), with the first segment rate used for benefits payable in the first five years from the valuation date, the second segment rate used for benefits payable starting in the next 15 years and the third segment rate used for benefits payable starting after 20 years, and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2019-67 for distributions in 2022.
(2)As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen. Benefits for service after December 31, 2013 accrue under a cash balance formula described below. The number of years of credited service under the final average pay formula and the cash balance formula (which, in the case of the cash balance formula, refers to years of vested service) for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	Pension Plan	7.5	21.0
	Excess Pension Plan	13.0	21.0
Shoaf	Pension Plan	7.5	36.5
	Excess Pension Plan	28.5	36.5
Brown	Pension Plan	6.7	24.3
	Excess Pension Plan	6.7	24.3
Perry	Pension Plan	7.5	19.0
	Excess Pension Plan	7.5	19.0
Oliver	Pension Plan	6.8	24.7
	Excess Pension Plan	6.8	24.7

Pension Plan
The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006. The Pension Plan covers substantially all of our U.S. employees and generally provides retirement income calculated under a cash balance formula (CBF), which is comprised of contribution credits based on age and full years of vesting service, and interest credits. Employees become fully vested in their CBF benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (FAP) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service under the FAP and upon attaining three years of service under the CBF. Eligible employees who were first hired or rehired after December 31, 2010 were covered under the CBF. The Pension Plan was amended to freeze the FAP at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.
An eligible employee's benefits under the Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP plus
•the employee’s CBF account balance.
An employee may start receiving his or her benefits under the Pension Plan at any time following his or her separation of service, but must begin receiving benefits by April 1 of the year after the employee attains age 72 (70½ for employees born before July 1949). Mr. Barron, Mr. Shoaf and Ms. Brown have attained the Early Retirement Age, which is defined in the Pension Plan as age 55. If an employee with a FAP benefit begins receiving benefits after the Early Retirement Age and before age 62, the FAP benefit amount will be reduced by 4% for each full year between the benefit start date and age 62. If an employee with a FAP benefit begins receiving benefits before the Early Retirement Age, the amount of the FAP benefit will be the actuarial equivalent of the lump sum that otherwise would have been payable on the date the employee starts benefits. The CBF benefit amount payable to an employee under the Pension Plan is based on the employee's CBF account balance and, therefore, is not reduced based on the age at which the employee begins receiving benefits.
Excess Pension Plan
The Excess Pension Plan, which became effective July 1, 2006, provides benefits to our eligible employees whose pension benefits under the Pension Plan and the Valero Energy Corporation Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an "excess benefit plan" as contemplated under ERISA for those benefits provided in excess of the maximum amount allowable under Section 415 of the Code. Benefits provided as a result of the statutory limitation on annual compensation that may be taken into account under Section 401(a)(17) of the Code are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For our employees who were eligible to receive a benefit under the Valero Energy Corporation Excess Pension Plan (the Predecessor Excess Pension Plan) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.

An eligible employee's monthly pension under the Excess Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus
•the employee's CBF benefits, in each case without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code, less
•the employee's Pension Plan benefit and, with respect to benefits under the Predecessor Excess Pension Plan, which was assumed by the Excess Pension Plan, the employee's benefit under the Valero Energy Corporation Pension Plan.
Participants vest in their benefits under the Excess Pension Plan under the same vesting schedule as under the Pension Plan. The full amount of a participant's vested benefit under the Excess Pension Plan is payable to the participant in a single lump sum cash payment within 90 days after the participant's "separation from service" (as defined in Section 409A of the Code). Distributions for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code. A death benefit is payable to a participant's surviving spouse or beneficiary if the participant dies while employed and before receiving the Excess Pension Plan benefit. The death benefit is payable in a single lump sum payment within 90 days following the participant's death.
All of our NEOs participated in the Excess Pension Plan during 2021.

NONQUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2021
The following table provides information regarding each NEO's respective account in our non-qualified defined contribution plan, the Excess Thrift Plan, during the year ended December 31, 2021. Please see the description of our Excess Thrift Plan in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

Name	Executive Contributions in 2021 ($)(1)	Registrant Contributions in 2021 ($)(2)	Aggregate Earnings in 2021 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($)(4)
Barron	—	31,350	27,463	—	169,116
Shoaf	—	9,067	7,342	—	44,782
Brown	—	12,353	19,197	—	106,737
Perry	—	6,729	3,309	—	22,767
Oliver	—	6,420	5,644	—	34,055

(1)The NEOs made no contributions during 2021. Participation in the Excess Thrift Plan occurs automatically for employees subject to the Code limitations described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."
(2)The amounts reported represent our contributions to our Excess Thrift Plan. All of the amounts included in this column are included within the amounts reported as "All Other Compensation" for 2021 in the Summary Compensation Table.
(3)The amounts reported reflect the earnings for each NEO's respective account in our Excess Thrift Plan.
(4)The amounts include the aggregate balance at year end of each NEO's respective account in our Excess Thrift Plan and include registrant contributions that were previously reported as compensation to each of the NEOs in the "All Other Compensation" column in the Summary Compensation Table for 2021 and previous years, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of NuStar Energy, other than those amounts disclosed under the headings "Pension Benefits For The Year Ended December 31, 2021" and "Nonqualified Deferred Compensation For The Year Ended December 31, 2021" above or amounts pursuant to arrangements that do not discriminate in favor of executive officers and are generally available to salaried employees. The following narrative and table provide the required disclosures.
None of our NEOs have employment agreements, other than the change of control severance agreements described below. As a result, in the event of a termination, retirement, death or disability that does not occur in connection with a change of control, an NEO will only receive the compensation or benefits to which he or she would already be entitled under the terms of, as applicable, the defined contribution, defined benefit, medical or long-term incentive plans. Therefore, these scenarios are not presented in the table below.
Each of our NEOs has entered into a change of control severance agreement with NuStar Energy and our wholly owned subsidiary, NuStar Services Company LLC (NuStar Services Co). These agreements seek to ensure the continued availability of these executives in the event of a "change of control" (described below). The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. The following table sets forth the severance multiple applicable to each NEO, based on his or her officer position.

Name	Applicable Officer Position	Severance Multiple
Barron	Chief Executive Officer	3
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Executive Vice President	2.5
If a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the NEO's terms of employment will not be adversely changed during the three-year period after a change of control. In addition, any outstanding unit options held by the NEO will automatically vest, restrictions applicable to any outstanding restricted units held by the NEO will lapse and any unvested performance awards held by the NEO will fully vest and become payable at 200% of target. The NEOs also are entitled to receive a payment in an amount sufficient to make the NEO whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code or will have the payments reduced to equal the Safe Harbor Amount described in footnote (8) to the table below. Each agreement subjects the NEO to obligations of confidentiality, both during the term and after termination, for secret and confidential information that the NEO acquired during his or her employment relating to NuStar Energy, NuStar Services Co and affiliated companies.
For purposes of these agreements, the following would generally be considered a "change of control":
•the failure of NuStar GP Holdings, LLC to control NuStar GP, LLC, Riverwalk Logistics, L.P. or all of the general partner interests of NuStar Energy;
•Riverwalk Logistics, L.P. ceases to be NuStar Energy's general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliated companies;
•the acquisition (other than by an affiliated company) of more than 50% of all voting interests of NuStar Energy then outstanding;
•certain consolidations or mergers of NuStar Energy; or
•the sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliated companies.
In the agreements, "cause" is defined to mean, generally, the willful and continued failure of the NEO to perform substantially his or her duties, or the willful engaging by the NEO in illegal or gross misconduct that is materially and demonstrably injurious to NuStar Energy, NuStar Services Co or any affiliated company.

"Good reason" is defined to mean, generally:
•a diminution in the NEO's position, authority, duties or responsibilities;
•failure of the successor of NuStar Energy or NuStar Services Co to assume and perform under the agreement; and
•relocation of the NEO or increased travel requirements.
Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2021 and that the NEO's employment terminated on that date.
Under the change of control severance agreements, if an NEO's employment is terminated for "cause" following a change of control, the NEO will not receive any additional benefits or compensation as a result of the termination and will only receive accrued salary or vacation pay that remained unpaid through the date of termination and any other benefits that the NEO would already be entitled to receive, if any. Therefore, there is no presentation of termination for "cause" in the table below.

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Salary (1)
Barron	2,475,000	—	—	—
Shoaf	1,183,420	—	—	—
Brown	1,120,000	—	—	—
Perry	1,020,250	—	—	—
Oliver	1,007,250	—	—	—
Bonus (1)
Barron	5,606,252	1,401,563	1,401,563	1,401,563
Shoaf	1,968,460	562,417	562,417	562,417
Brown	1,854,090	529,740	529,740	529,740
Perry	1,689,030	482,580	482,580	482,580
Oliver	1,667,400	476,400	476,400	476,400
Pension and Excess Pension Benefits
Barron	659,496	—	—	—
Shoaf	276,077	—	—	—
Brown	175,349	—	—	—
Perry	189,652	—	—	—
Oliver	248,119	—	—	—
Contributions under Defined Contribution Plans
Barron	146,250	—	—	—
Shoaf	66,168	—	—	—
Brown	66,218	—	—	—
Perry	60,323	—	—	—
Oliver	59,550	—	—	—
Health and Welfare Plan Benefits
Barron	55,837	—	—	—
Shoaf	33,274	—	—	—
Brown	18,800	—	—	—
Perry	39,822	—	—	—
Oliver	45,965	—	—	—

Executive Benefits and Payments(1)	Termination of Employment by the Employer Other Than for "Cause," Death or Disability, or by the Executive for "Good Reason" ($)(2)	Termination of Employment because of Death or Disability ($)(3)	Termination by the Executive Other Than for "Good Reason" ($)(4)	Continued Employment Following Change of Control ($)(5)
Accelerated Vesting of Unit Options
Barron	—	—	—	—
Shoaf	—	—	—	—
Brown	—	—	—	—
Perry	—	—	—	—
Oliver	—	—	—	—
Accelerated Vesting of Restricted Units (6)
Barron	5,616,788	5,616,788	5,616,788	5,616,788
Shoaf	1,506,583	1,506,583	1,506,583	1,506,583
Brown	1,487,908	1,487,908	1,487,908	1,487,908
Perry	1,140,629	1,140,629	1,140,629	1,140,629
Oliver	1,104,200	1,104,200	1,104,200	1,104,200
Accelerated Vesting of Performance Awards (7)
Barron	3,493,063	3,493,063	3,493,063	3,493,063
Shoaf	1,047,717	1,047,717	1,047,717	1,047,717
Brown	1,061,479	1,061,479	1,061,479	1,061,479
Perry	796,796	796,796	796,796	796,796
Oliver	774,767	774,767	774,767	774,767
280G Tax Gross-Up (8)
Barron	5,640,624	—	—	—
Shoaf	1,860,928	—	—	—
Brown	1,684,744	—	—	—
Perry	1,609,944	—	—	—
Oliver	1,554,870	—	—	—
Totals
Barron	23,693,310	10,511,414	10,511,414	10,511,414
Shoaf	7,942,627	3,116,717	3,116,717	3,116,717
Brown	7,468,588	3,079,127	3,079,127	3,079,127
Perry	6,546,446	2,420,005	2,420,005	2,420,005
Oliver	6,462,121	2,355,367	2,355,367	2,355,367
(1)    Per SEC regulations, for purposes of this analysis we assumed each NEO's compensation at the time of each triggering event to be as stated below. The listed salary is the NEO's actual annualized rate of pay as of December 31, 2021. The listed bonus amount (referred to in these footnotes as the Highest Annual Bonus) represents the highest bonus earned by the executive with respect to any of the fiscal years 2018, 2019 and 2020 (the three full fiscal years prior to the date of the assumed change of control) or the most recent fiscal year (2021):

Name	Annual Salary ($)	Highest Annual Bonus ($)
Barron	825,000	1,401,563
Shoaf	473,368	562,417
Brown	448,000	529,740
Perry	408,100	482,580
Oliver	402,900	476,400

(2)    The change of control severance agreements provide that if the employer terminates the NEO's employment (other than for "cause," death or "disability," as defined in the agreements) or if the NEO terminates his or her employment for "good reason," as defined in the agreements, the NEO is generally entitled to receive the following:
(A) a lump sum cash payment equal to the sum of:
(i)accrued and unpaid salary and vacation pay through the date of termination, including a pro-rata annual bonus based on the Highest Annual Bonus;
(ii)the NEO's severance multiple multiplied by the sum of the NEO's annual base salary plus the NEO's Highest Annual Bonus;
(iii)the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the NEO would have received for an additional number of years of service equal to the NEO's severance multiple over the actuarial present value of the NEO's actual pension benefits; and
(iv)the equivalent of employer contributions under the tax-qualified and supplemental defined contribution plans for the number of years equal to the NEO's severance multiple;
(B) continued welfare benefits (e.g., health, dental, etc.) for a number of years equal to the NEO's severance multiple; and
(C) vesting of all outstanding equity incentive awards on the date of the change of control, as described above.
(3)    If the NEO's employment is terminated by reason of his or her death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, in the case of disability, the NEO would be entitled to any disability and related benefits at least as favorable as those provided by us under our plans and programs during the 120-days prior to the NEO's termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(4)    If the NEO voluntarily terminates his or her employment other than for "good reason," then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(5)    The change of control severance agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the NEO will continue to receive a salary and bonus at least as favorable as the highest salary received during the past 12 months and the highest bonus received during the past three years and will continue to receive benefits on terms at least as favorable as in effect prior to the change of control. Accordingly, no additional amounts are shown for salary, pension and excess pension benefits, contributions under defined contribution plans and health and welfare plan benefits because those amounts would remain as in effect at the time of a change of control. The amount shown as bonus reflects each NEO's Highest Annual Bonus. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(6)    The amounts stated in the table represent the gross value of previously unvested restricted units, derived by multiplying (x) the number of units whose restrictions would have lapsed because of a change of control, times (y) $15.88 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2021).
(7)    The amounts stated in the table represent (A) the product of (x) the performance cash awards whose vesting would have been accelerated because of a change of control, times (y) 200%, plus (B) the product of (x) the number of performance units whose vesting would have been accelerated because of a change of control, times (y) 200%, times (z) $15.88 (the closing price of NuStar Energy's common units on the NYSE on December 31, 2021).
(8)    If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Code, the impacted NEO is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. However, if it is determined that the NEO is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the NEO does not exceed 110% of 2.99 times the NEO's "base amount" (as defined by Section 280G(b)(3) of the Code) (the Safe Harbor Amount), the additional payment will not be made and the amount payable to the NEO will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

DIRECTOR COMPENSATION

The following table provides a summary of compensation paid for service during 2021 as a member of our Board. Mr. Clingman retired as a member of our Board effective October 27, 2021, and Mr. Grier and Mr. Salinas were appointed as directors on August 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	TOTAL ($)
William E. Greehey	177,667	157,493	N/A	N/A	—	335,160
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
J. Dan Bates	111,667	120,000	N/A	N/A	—	231,667
Jelynne LeBlanc Burley	84,667	120,000	N/A	N/A	—	204,667
William B. Burnett	89,667	120,000	N/A	N/A	—	209,667
James F. Clingman, Jr.	64,500	—	N/A	N/A	—	64,500
Ed A. Grier	30,667	219,986	N/A	N/A	—	250,653
Dan J. Hill	136,167	120,000	N/A	N/A	—	256,167
Robert J. Munch	89,667	120,000	N/A	N/A	—	209,667
W. Grady Rosier	103,667	120,000	N/A	N/A	—	223,667
Martin Salinas, Jr.	32,167	219,986	N/A	N/A	—	252,153
(1)    The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.
(2)    The amounts reported represent the grant date fair value for the (a) August 31, 2021 grant of 6,153 restricted units to each of Mr. Grier and Mr. Salinas in connection with their August 31, 2021 appointment to our Board based on the closing price ($16.25) of NuStar Energy's common units on the NYSE on August 31, 2021 and (b) November 16, 2021 grant of restricted units to our non-employee directors for the fiscal year ended December 31, 2021 (9,674 restricted units for Mr. Greehey, as Chairman, and 7,371 restricted units for each of our other non-employee directors) based on the closing price ($16.28) of NuStar Energy's common units on the NYSE on November 16, 2021. Mr. Clingman retired as a member of our Board effective October 27, 2021 and, accordingly, he did not receive an award of restricted units on November 16, 2021. Please see "Compensation Discussion and Analysis—Impact of Accounting Treatment" above and Note 22 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for information regarding the assumptions made in the valuation.
The table below reflects the aggregate number of restricted units held as of December 31, 2021 by each individual who served as a director during 2021. None of the directors had outstanding unit options as of December 31, 2021.

Name	Aggregate # of Restricted Units
Greehey	18,012
Barron	*
Bates	14,042
Burley	14,042
Burnett	14,042
Clingman**	—
Grier	13,524
Hill	14,042
Munch	14,042
Rosier	14,042
Salinas	13,524
    *Mr. Barron’s holdings are disclosed above in the Outstanding Equity Awards at December 31, 2021 table.

**Mr. Clingman retired as a member of our Board effective October 27, 2021 and the Board approved accelerating the vesting of his outstanding restricted units. Accordingly, Mr. Clingman had no outstanding restricted units as of December 31, 2021.
(3)    Non-employee directors do not participate in these plans.
(4)    Mr. Barron was not compensated for his service as a director of NuStar GP, LLC. His compensation for his service as President and Chief Executive Officer is included above in the Summary Compensation Table.
Directors who are our employees receive no compensation (other than reimbursement of expenses) for serving as directors. The Compensation Committee periodically engages its independent compensation consultant to review our non-employee directors' compensation. Based on Meridian's analysis of our non-employee director compensation program during 2021 and to be more reflective of market trends, our Board and Compensation Committee approved the following changes to the compensation program for our non-employee directors, effective November 1, 2021:
•eliminated meeting attendance fees and instead increased the annual cash retainer from $75,000 to $100,000;
•increased the value of the annual equity award from $100,000 to $120,000;
•increased the additional cash retainers for the chairs of the Audit, Compensation and Nominating/Governance & Conflicts Committees by $5,000 each;
•increased the additional cash retainer for the Chairman of the Board from $50,000 to $75,000;
•increased the value of the additional equity award for the Chairman of the Board from $25,000 to $37,500; and
•increased the additional cash retainer for the lead director from $15,000 to $22,500.
Following those changes, the compensation program for our non-employee directors consists of the following components: (1) an annual cash retainer; (2) an annual restricted unit grant; (3) an additional annual cash retainer for each committee chair; (4) an additional annual retainer for the Chairman of the Board, which includes both cash and restricted units; and (5) an additional annual cash retainer for the lead director, each as set forth in the table below.

Non-Employee Director Compensation Component	Amount
Annual Cash Retainer ($)	100,000
Annual Restricted Unit Grant ($ value of restricted units)	120,000
Annual Audit and Compensation Committee Chair Additional Retainers ($)	20,000
Annual Nominating/Governance & Conflicts Committee Chair Additional Retainer ($)	15,000
Annual Chairman of the Board Retainer ($37,500 value in restricted units/$75,000 cash)	112,500
Annual Lead Director Additional Retainer ($)	22,500

As described above, we supplement the cash compensation paid to non-employee directors with an annual grant of restricted units that vests in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors' identification with the interests of NuStar Energy's unitholders through ownership of NuStar Energy common units. Upon a non-employee director's initial election to the Board, the new director also receives an initial grant of restricted units equal in value to the annual restricted unit grant at the time.
In the event of a "change of control" as defined in the plan governing each award, all unvested restricted units previously granted immediately become vested. The plans also contain anti-dilution provisions providing for an adjustment in the number of restricted units that have been granted to prevent dilution of benefits in the event there is a change in the capital structure that affects the units.

SECURITY OWNERSHIP
Security Ownership of Management and Directors
The following table sets forth information as of the March 1, 2022 record date regarding NuStar Energy common units and 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B preferred units), in each case beneficially owned (or deemed beneficially owned) by each director, each named executive officer and all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown. None of the units shown in the table are pledged as security and none of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series A preferred units), 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series C preferred units) or Series D Cumulative Convertible Preferred Units (Series D preferred units).

	Common Units		Series B Preferred Units
Name of Beneficial Owner (1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)
William E. Greehey (3)	9,916,022	9.0%	—	*
Bradley C. Barron	325,872	*	—	*
J. Dan Bates (4)	55,265	*	—	*
Jelynne LeBlanc Burley	14,359	*	—	*
William B. Burnett (5)	30,682	*	—	*
Ed A. Grier	—	*	—	*
Dan J. Hill (6)	60,807	*	8,000	*
Robert J. Munch	24,806	*	—	*
W. Grady Rosier (7)	99,193	*	12,000	*
Martin Salinas, Jr.	25,300	*	—	*
Mary Rose Brown	191,995	*	—	*
Daniel S. Oliver	101,909	*	—	*
Amy L. Perry	59,669	*	—	*
Thomas R. Shoaf	86,969	*	—	*

All directors and executive officers as a group (15 people) (8)	11,044,115	10.0%	20,000	*

* Indicates that the beneficial ownership percentage does not exceed 1% of the class.
(1)The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.
(2)As of the March 1, 2022 record date, 110,288,654 common units, 9,060,000 Series A preferred units, 15,400,000 Series B preferred units, 6,900,000 Series C preferred units and 23,246,650 Series D preferred units were outstanding. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after March 1, 2022. Accordingly, the restricted units set forth in the table below are not included in the calculation of beneficial ownership pursuant to Rule 13d-3 and are not reflected in the table above.

Name	Restricted Units Not Reflected in Table Above
William E. Greehey	18,012
Bradley C. Barron	353,702
J. Dan Bates	14,042
Jelynne LeBlanc Burley	14,042
William B. Burnett	14,042
Ed A. Grier	13,524
Dan J. Hill	14,042
Robert J. Munch	14,042
W. Grady Rosier	14,042
Martin Salinas, Jr.	13,524
Mary Rose Brown	93,697
Daniel S. Oliver	69,534
Amy L. Perry	71,828
Thomas R. Shoaf	94,873

All directors and executive officers as a group (15 people)	847,571
(3)The number of common units shown as beneficially owned by Mr. Greehey includes 30,000 common units held through a family limited partnership.
(4)The number of common units shown as beneficially owned by Mr. Bates includes 50,684 common units held through a trust.
(5)The number of common units shown as beneficially owned by Mr. Burnett includes 30,682 common units held through a trust.
(6)The number of common units shown as beneficially owned by Mr. Hill includes 600 common units held through his spouse.
(7)The number of common units shown as beneficially owned by Mr. Rosier includes an aggregate of 79,215 common units held through two trusts.
(8)The number of common units shown as beneficially owned by all directors and executive officers as a group includes the units held as described in footnotes (3) through (7) above.
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding each holder known to us to be the beneficial owner of more than 5% of NuStar Energy's outstanding common units or Series D preferred units, based upon reports filed by such holders with the SEC.

	Common Units		Series D Preferred Units
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned(1)(2)
Invesco Ltd. (3)	14,978,703	13.6%	—	—
ALPS Advisors, Inc. (4)	12,872,499	11.7%	—	—
William E. Greehey (5)	9,916,022	9.0%	—	—
Tortoise Capital Advisors, L.L.C. (6)	7,224,258	6.6%	—	—
EIG Nova Equity Aggregator, L.P. (7)	—	—	17,336,485	74.6%
(1)The beneficial ownership percentage calculations for the security holders listed in the table are based on 110,288,654 common units and 23,246,650 Series D preferred units outstanding as of the March 1, 2022 record date, as applicable.

(2)The Series D preferred units vote on an as-converted basis with our common units and have certain other class voting rights with respect to, among other things, any amendment to our partnership agreement that would be materially adverse to any of the rights, preferences or privileges of the Series D preferred units. Each holder of Series D preferred units may convert all or any portion of its Series D preferred units into common units on a one-for-one basis, subject to anti-dilution adjustments and for any distributions that have accrued but not been paid when due, at any time, but not more than once per quarter, so long as any conversion is for at least $50.0 million.
(3)As reported on a Schedule 13G/A filed on February 10, 2022, Invesco Ltd. (Invesco), in its capacity as a parent holding company to investment advisers, may be deemed to beneficially own, and has sole voting and dispositive power with respect to, 14,978,703 common units as of December 31, 2021. Invesco Advisers, Inc. is a subsidiary of Invesco that advises the Invesco SteelPath MLP Income Fund (Fund), which owned 8.85% of the security reported in the Schedule 13G/A filed by Invesco on February 10, 2022. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the securities. Invesco's business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.
(4)As reported on a Schedule 13G/A filed on February 3, 2022, ALPS Advisors, Inc. (AAI) is an investment adviser that, as of December 31, 2021, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 12,872,499 common units. The 12,872,499 common units that AAI may be deemed to beneficially own include 12,822,898 common units that Alerian MLP ETF (Alerian), an investment company, may be deemed to beneficially own as of December 31, 2021. Alerian has shared voting and dispositive power with respect to the 12,822,898 common units. The funds advised by AAI have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, the securities. AAI disclaims beneficial ownership of the common units. The business address of AAI and Alerian is 1290 Broadway, Suite 1000, Denver, Colorado 80203.
(5)Mr. Greehey is the Chairman of our Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257. The number of common units reported for Mr. Greehey is as of the March 1, 2022 record date and includes 30,000 common units held by Mr. Greehey through a family limited partnership but does not include 18,012 restricted units awarded to Mr. Greehey. Restricted units are rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. See "Security Ownership of Management and Directors" above.
(6)As reported on a Schedule 13G/A filed on February 11, 2022, Tortoise Capital Advisors, L.L.C. (Tortoise) is an investment adviser that, as of December 31, 2021, may be deemed to beneficially own 7,224,258 common units. Of the 7,224,258 common units, Tortoise has sole voting and dispositive power with respect to 159,368 common units, shared voting power with respect to 6,259,226 common units and shared dispositive power with respect to 7,064,890 common units. Tortoise's clients have the right to receive all dividends and proceeds from the sale of the securities. Tortoise's business address is 6363 College Boulevard, Suite 100A, Overland Park, Kansas 66211.
(7)As reported on a Schedule 13D filed on July 2, 2020, EIG Nova Equity Aggregator, L.P. (EIG) is a holding company for certain funds managed or advised by EIG Management Company, LLC (the Manager) and, as such, may be deemed to beneficially own 17,336,485 common units issuable upon conversion of the Series D preferred units held by EIG. On an as-converted basis, the Series D preferred units reflected in the table above would represent 13.6% of our outstanding common units as of the March 1, 2022 record date. The funds' investment committees have the power to vote or direct the vote of, and to dispose or direct the disposition of, the common units held by the funds. The members of the funds' investment committees are R. Blair Thomas, Randall S. Wade, Jean-Daniel Borgeaud, Linda Cook, Robert H. Johnson, Jr. and Richard Punches. The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended. EIG Nova Equity GP, LLC is the general partner of EIG. The business address of EIG and EIG Nova Equity GP, LLC is 600 New Hampshire Avenue NW, Suite 1200, Washington, DC 20037.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2021 about the equity compensation plans under which securities of NuStar Energy are issuable, which are described in further detail in Note 22 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)		Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	2,491,809	(3)	—	2,179,072	(4)
Equity Compensation Plans not approved by security holders (5)	221,308		—	—
Total	2,713,117		—	2,179,072
(1)No value is included in this column because there were no unit options outstanding as of December 31, 2021 and because restricted units and performance units do not have an exercise price.
(2)The information in this row relates to the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (as amended from time to time, the 2000 LTIP) and the 2019 LTIP. See "Compensation Discussion and Analysis" above and Note 22 of the Notes to Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021 for further details regarding the 2019 LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the 2000 LTIP terminated with respect to new grants; however, unvested awards granted under the 2000 LTIP prior to April 23, 2019 remain outstanding.
(3)The amount reported includes 2,428,440 restricted units and 63,369 performance units, assuming achievement of the maximum level of performance for performance unit awards (equivalent to 33,695 performance units, assuming achievement of the target level of performance).
(4)The amount reported assumes achievement of the maximum level of performance for outstanding performance unit awards.
(5)The information in this row relates to the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended from time to time, the NSH LTIP), which we assumed at the closing of the Merger. Although the former unitholder of NuStar GP Holdings, LLC approved the NSH LTIP prior to NuStar GP Holdings, LLC's initial public offering, NuStar Energy's unitholders have not approved the NSH LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the NSH LTIP terminated with respect to new grants; however, unvested awards granted under the NSH LTIP prior to April 23, 2019 remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
Our Board has adopted a written related person transaction policy. For purposes of the policy, a related person transaction is a transaction that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions and is between NuStar Energy and: (1) any member of the Board, Vice President, Section 16 officer or any other person designated for these purposes as an officer by the Board; (2) any beneficial owner of 5% or more of any class of voting securities of NuStar Energy or its controlled affiliates; (3) any immediate family member of persons identified in (1) or (2) above; or (4) any entity that is owned or controlled by someone listed in (1), (2) or (3) above (or in which someone listed in (1), (2) or (3) above has a 5% or greater ownership interest or controls such entity). Such related person transactions must be reviewed by the Nominating/Governance & Conflicts Committee and approved by a majority of the disinterested members of the Board, unless the transaction relates to executive compensation matters approved by our Compensation Committee, non-employee director compensation matters approved by our Board or NuStar Energy's general employee compensation programs. In addition, our Section 16 officers and directors have an affirmative obligation under the policy to inform and provide updates to our Corporate Secretary regarding his or her immediate family members, as well as any entities which he or she controls or of which he or she owns 5% or more.
Transactions with Management and Others
On December 10, 2007, NuStar Logistics, L.P., our wholly owned subsidiary, entered into a non-exclusive Aircraft Time Sharing Agreement (the Time Share Agreement) with William E. Greehey, the Chairman of our Board. The Time Share Agreement provides that NuStar Logistics, L.P. will sublease the aircraft to Mr. Greehey on an "as needed and as available" basis, and will provide a fully qualified flight crew for all of Mr. Greehey's flights. Mr. Greehey will pay NuStar Logistics, L.P. an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, which expenses include and are limited to: fuel oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; hangar and tie down costs away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes and similar assessments; customs, foreign permit and similar fees directly related to the flight; in-flight food and beverages; passenger ground transportation; flight planning and weather contract services; and an additional charge equal to 100% of the costs of the fuel oil, lubricants and other additives. The Time Share Agreement had an initial term of two years, and automatically renews for one-year terms until terminated by either party. The Time Share Agreement was approved by the disinterested members of the Board on December 5, 2007. The Time Share Agreement was amended as of September 4, 2009 to reflect the addition of another aircraft and as of August 18, 2017 to reflect a change in the aircraft owner trustee.
John D. Greehey, an employee, is the son of Mr. Greehey. As such, he is deemed to be a "related person" under Item 404(a) of the SEC's Regulation S-K. Mr. J. Greehey is a Vice President of certain subsidiaries of NuStar Energy. In 2021, Mr. J. Greehey did not attend any Board or committee meetings. The aggregate value of total direct compensation paid to Mr. J. Greehey with respect to 2021 was less than $600,000. There were no material differences between the compensation paid to Mr. J. Greehey and the compensation paid to any other employees who hold analogous positions.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on the Proxy Card)

On February 24, 2022, the Audit Committee recommended, and the Board approved, having KPMG LLP (KPMG) serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2021 and has served as such since 2004.

✓	Our Board recommends that you vote "FOR" the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2022.
The Board requests unitholder approval of the following resolution:
RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar Energy L.P. for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar Energy L.P. and its subsidiaries for the fiscal year ending December 31, 2022 is hereby approved and ratified.
The Audit Committee is responsible for recommending, for unitholder ratification, our independent registered public accounting firm. If unitholders fail to approve the ratification of the appointment of KPMG, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of our independent auditing services required for 2022. The Audit Committee, however, would take the lack of unitholder approval into account when recommending an independent registered public accounting firm for 2023.
Representatives of KPMG are expected to be present at the 2022 Annual Meeting to respond to appropriate questions raised at the 2022 Annual Meeting or submitted to them in writing prior to the 2022 Annual Meeting. The representatives also may make a statement if they desire to do so.

KPMG FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2021 and 2020 were:

Category of Service	2021	2020
Audit fees (1)	$2,553,000	$2,738,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$2,553,000	$2,738,000
(1)Audit fees for 2021 and 2020 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2021 and 2020, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2021 and 2020, respectively, and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has adopted a pre-approval policy to address the pre-approval of all services to be rendered to us by our independent auditor and ensure that the provision of any non-audit services does not impair the auditor's independence. None of the services (described above) for 2021 or 2020 provided by KPMG were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

AUDIT COMMITTEE REPORT
Management of NuStar GP, LLC is responsible for NuStar Energy's internal controls and the financial reporting process. KPMG, NuStar Energy's independent registered public accounting firm for the year ended December 31, 2021, is responsible for performing an independent audit of NuStar Energy's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar Energy's internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar Energy's independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.
The Audit Committee has reviewed and discussed NuStar Energy's audited consolidated financial statements with management and KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence and has discussed with KPMG its independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of NuStar Energy be included in NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2021.
    Members of the Audit Committee:
J. Dan Bates (Chairman)
William B. Burnett
Dan J. Hill
Robert J. Munch
Martin Salinas, Jr.

The Audit Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
(Item 3 on the Proxy Card)

Pursuant to SEC rules, we are providing our unitholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs, as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosures in this proxy statement.

✓	Our Board recommends that you vote "FOR" the approval of the advisory resolution on executive compensation.

The Board requests unitholder approval of the following advisory resolution:

RESOLVED, that the unitholders of NuStar Energy L.P. approve, on an advisory basis, the compensation of NuStar Energy L.P.'s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative discussion.

This advisory say-on-pay resolution is not binding on NuStar Energy, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect that the next say-on-pay advisory vote will occur at our 2025 Annual Meeting.

ADDITIONAL INFORMATION
Advance Notice Required for Unitholder Proposals and Nominations for the 2023 Annual Meeting
If you wish to submit a unitholder proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2023 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 17, 2022. In addition, unitholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.
Our partnership agreement enables unitholders, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2023 Annual Meeting of unitholders and have such nominee included in our proxy statement, you must comply with the requirements contained in our partnership agreement, including the requirement to provide timely notice in writing. Your written notice must be received by our general partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than January 28, 2023 and no earlier than December 29, 2022. Our partnership agreement also contains other requirements, such as requirements regarding ownership, the content of the written notice and attendance at the meeting.
In addition to satisfying the foregoing requirements under our partnership agreement, to comply with the universal proxy rules (once effective), unitholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.
Unitholders are urged to review all applicable rules, our partnership agreement and consult legal counsel before submitting a proposal or nomination.
Other Business
If any matters not referred to in this proxy statement properly come before the 2022 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2022 Annual Meeting.
Financial Statements
Consolidated financial statements and related information for NuStar Energy, including audited financial statements for the fiscal year ended December 31, 2021, are contained in our Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the Internet as indicated in the Notice as well as on our website at www.nustarenergy.com under the Investors tab in the SEC Filings section.
Householding
The SEC's rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions. These "householding" rules are intended to provide greater convenience for unitholders, and cost savings for companies, by reducing the number of duplicate documents that unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address, unless we have received contrary instructions. If your units are held by an intermediary broker, dealer or bank in "street name," your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.
If your units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to our Corporate Secretary at the address indicated on the cover page of this proxy statement, calling the Corporate Secretary at (210) 918-2000 or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar and distribution paying agent with respect to our units. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:
Computershare
P.O. Box 505000
Louisville, Kentucky 40233-5000
Overnight correspondence should be sent to:

Computershare
462 South 4th Street, Suite 1600
Louisville, Kentucky 40202
The phone numbers for Computershare are (888) 726-7784 and (781) 575-3120. The unitholder website is: www.computershare.com/investor and the unitholder website for unit inquiries is: https://www-us.computershare.com/investor/contact.

SCAN TO	ð
VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting - Go to www.virtualshareholdermeeting.com/NS2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P. The Board of Directors recommends you vote FOR the nominees listed:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) J. Dan Bates
02) Ed A. Grier
03) Dan J. Hill
The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain
2.To ratify the appointment of KPMG LLP as NuStar Energy L.P.'s independent registered public accounting firm for 2022.				☐	☐	☐
3.To approve an advisory resolution on executive compensation.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

NUSTAR ENERGY L.P.
Annual Meeting of Unitholders
April 28, 2022
This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all of the common units and Series D preferred units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.'s Annual Meeting of Unitholders to be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NS2022 on April 28, 2022 at 11:00 a.m. Central Time, including any adjournment or postponement thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side